UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KLONDIKE GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation or organization)

1040

(Primary Standard Industrial Classification Code Number)

None

(I.R.S. Employer Identification Number)

711 – 675 West Hastings Street, Vancouver, B.C. V6B 1N2

(604) 685-2222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES B. PARSONS

PARSONS/BURNETT/BJORDAHL/HUME, LLP

1850 Skyline Tower, 10900 NE 4th Street, Bellevue, WA 98004

(425) 451-8036

(Name, Address, including zip code, and telephone number, including area code, of agent for service.)

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement and all other conditions to the consummation of the offer described in this document have been satisfied or waived.

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Officer)

o

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

x

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, no par value	17,163,365	$0.0875	$1,501,794.44	$204.84

(1)

Represents the maximum number of shares of Klondike Gold Corp. common stock that can be issued in the exchange offer.

(2)

Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the average of the high and low sales prices of Klondike Gold Corp. common stock as reported on the TSX Venture Exchange as of February 1, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not an offer to buy these securities where the offer or sale is not permitted.

Subject to Completion, dated:  [*]

Offer to exchange

Each Outstanding Share of Common Stock

Of

KLONDIKE STAR MINERAL CORPORATION.

For

0.25 Shares of Common Stock of Klondike Gold Crop.

By

KLONDIKE GOLD CORP.

Klondike Gold Corp. (“KG” or “Klondike Gold”), a British Columbia corporation, is offering, upon the terms and subject to the conditions set forth in this Prospectus/Offer to Exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of Klondike Star Mineral Corporation, a Delaware corporation (“KDSM” or “Klondike Star”) common stock, par value $0.0001 per share (the “KDSM common stock”), for 0.25 shares (the “exchange ratio”) of the common stock, no stated par value, of Klondike Gold (the “KG common stock’).  No fractional shares of KG common stock will be issued.  Instead, all fractional shares resulting from the exchange equal to or greater than one-half will be rounded to the next whole number and fractional shares of less than one-half will be rounded down to the next whole number.   We refer to this offer as the “exchange offer” or the “offer.”

Klondike Gold’s obligation to accept for exchange, and to exchange, shares of KDSM common stock for shares of KG common stock is subject to a number of conditions which are described in the section of this Prospectus/Offer to Exchange entitled “The Exchange Offer – Conditions of the Offer” beginning on page [6].

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. PACIFIC TIME, ON [*], 2013, OR THE “EXPIRATION DATE,” UNLESS EXTENDED.  SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

KG common stock trades on the Canadian TSX Venture Exchange (“TSX”) under the symbol “KG.”  KDSM common stock OTC Pink sheets (“OTC:PK”) under the symbol “KDSM.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE [8].

Klondike Gold has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this Prospectus/Offer to Exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Klondike Gold.

As described in this Prospectus/Offer to Exchange, Klondike Gold is not required to obtain shareholder approval with respect to this Prospectus/Offer to Exchange.  KLONDIKE GOLD IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO KLONDIKE GOLD.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus/Offer to Exchange.  Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

THE PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT.  THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST BY CONTACTING THE INFORMATION AGENT FOR THIS OFFER, JAMES B. PARSONS, PARSONS/BURNETT/BJORDAHL/HUME, LLP, 1850 SKYLINE TOWER, 10900 NE 4TH STREET, BELLEVUE, WA 98004, (425) 451-8036.  TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST TENDER YOUR SHARES UNDER THIS PROSPECTUS/OFFER TO EXCHANGE.

SUMMARY OF THE OFFER

This summary highlights selected information from this Prospectus/Offer to Exchange and may not contain all of the information that is important to you.  To obtain a better understanding of the Offer to holders of shares of KDSM common stock, you should read this entire Prospectus/Offer to Exchange carefully, as well as those additional documents to which we refer you.  You may obtain the information incorporated by reference into this Prospectus/Offer to Exchange by following the instructions in the section of this Prospectus/Offer to Exchange entitled “Where You Can Find More Information.”

The Companies

Klondike Gold

Klondike Gold is a British Columbia corporation with principal executive offices at 711 – 675 West Hastings Street, Vancouver, BC.  The telephone number of Klondike Gold’s executive offices is (604) 685-2222, and its Internet website address is www.klondikegoldcorp.com.  Klondike Gold is a Canadian listed company with its shares traded on the TSX Venture Exchange under the symbol “KG” as a Tier 2 company.

Klondike Star

Klondike Star is a Delaware corporation with principal executive offices at 103 – 307 Jarvis Street, Whitehorse, Yukon Y1A 2H3, Canada. The telephone number of Klondike Star’s executive offices is (867) 667-4178 or (867) 667-7409.  Klondike Star is a mineral exploration and development company with a portfolio of gold and base metal projects in Canada.  Between 2004 and 2008, Klondike Star conducted exploration for gold in the Klondike region of Yukon, Canada.

The Offer

Klondike Gold is offering to exchange each outstanding share of KDSM common stock that is validly tendered and not properly withdrawn prior to the expiration date for 0.25 shares of KG common stock upon the terms and subject to the conditions contained in this Prospectus/Offer to Exchange and the accompanying letter of transmittal.  No fractional shares will be issued for KDSM common stock tendered under the Offer.  Instead, all fractional shares resulting from the exchange equal to or greater than one-half will be rounded to the next whole number and fractional shares of less than one-half will be rounded down to the next whole number.

Reasons for the Offer

Klondike Gold believes that the combination of the assets of Klondike Gold and Klondike Star will create significant value for Klondike Star shareholders and give Klondike Star shareholders a substantial ongoing equity interest in Klondike Gold.  The stock-for-stock exchange represents an immediate premium to Klondike Star shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of Klondike Gold.  We believe the combination of Klondike Gold and Klondike Star is a compelling opportunity for Klondike Star shareholders with numerous benefits, including the following:

•

Consolidation of Key Properties —Klondike Gold and Klondike Star own respectively a 45% and a 55% interest in 700 quartz claims situated in the Klondike Gold Fields of the Yukon Territory which have been optioned to Lonestar Gold Inc., a private company owned approximately 80% by Klondike Gold and 20% by Klondike Star, which claims have been the principal exploration focus of both companies in their most recent activities.  Through this exchange offer, ownership of these claims will now be consolidated into one entity, under the control of Klondike Gold.

•

Improved Financial Strength—As public companies with no income stream, both Klondike Star and Klondike Gold rely on the sale of their equity securities to finance their operations.  For some time, the market for Klondike Star shares has been depressed, leaving its management unable to raise funds for the exploration of its mineral interests or the administration of its corporate affairs.  With the combination of the two companies, Klondike Star shareholders will benefit from the more active equity market for the securities of Klondike Gold, which has had recent experience attracting investors for offerings of its equity securities.  Consolidation of the ownership of the Lone Star Property in Klondike Gold will enhance the ability to further finance the development of the property.

•

Proven Management Team—Klondike Gold's management team has extensive experience exploring and developing mineral properties, including in the Yukon Territory, and in the administration of public companies and satisfying all the regulatory requirements related thereto.  This experience is recognized in the industry and provides Klondike Gold ready access to the equity markets.  Klondike Star shareholders, on becoming shareholders of Klondike Gold, will benefit from the improved management of both the exploration and development programs to be undertaken and the administration of the corporate affairs of the Company.

•

Participation in On-going Growth Potential—The all-stock nature of the exchange offer will allow the shareholders of Klondike Star to participate in the growth and long-term value creation potential of the combined assets of the companies under the direction of Klondike Gold.  Klondike Star shareholders, through their ongoing equity ownership in Klondike Gold, would benefit from any value created in the mineral properties by Klondike Gold.

•

Receipt of Premium by Klondike Star Shareholders—In addition to the long-term benefits arising out of ownership in Klondike Gold, Klondike Star shareholders will also be receiving a premium in the offer.  Klondike Star shareholders would receive a premium in the order of 40% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended [*].

Financing of the Offer; Source and Amount of Funds

The offer is not subject to a financing condition.  Klondike Gold is offering 0.25 shares of its common stock for each share of KDSM common stock.  Klondike Gold estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer will be approximately $30,000, which Klondike Gold expects to pay with cash on hand.  The estimated amount of cash required is based on Klondike Gold’s due diligence review of Klondike Star’s publicly available information to date and certain information obtained from Klondike Gold, and is subject to change.  For a further discussion of the risks relating to Klondike gold’s limited due diligence review, please see “Risk Factors – Risk Factors Relating to the Offer.”

Ownership of the Combined Company After the Offer

Based on certain assumptions regarding the number of KDSM shares to be exchanged, Klondike Gold estimates that if all shares of KDSM common stock are exchanged pursuant to the offer, former Klondike Star shareholders would own, in the aggregate, approximately 16.4% of the outstanding shares of KG common stock.  For a detailed discussion of the assumptions on which this estimate is based, pleased see the section of this Prospectus/Offer to Exchange entitled “The Exchange Offer – Ownership of the Combined Company After the Offer.”

Comparative Market Prices and Share Information

KG common stock is listed on the TSX Venture Exchange under the symbol “KG.”  KDSM common stock is listed on the OTC Pink Markets under the symbol “KDSM.”  The following table sets forth the closing prices of Klondike Gold and Klondike Star as reported on [*], the last trading day prior to the printing of this offer to exchange.  The table also shows the implied value of one share of KDSM common stock in the offer, which was calculated by multiplying the closing price for one share of KG common stock by the exchange ratio of .25.

	Klondike Gold Common Stock Closing Price	Klondike Star Common Stock Closing Price	Implied Value of Klondike Star Common Stock
February 1, 2013	$0.085	$0.015	$0.02

The offer represents a premium for Klondike Star shareholders in the order of 40% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended (*) (the last trading day before the printing of the Offer to Exchange).

The value of the offer will change as the market prices of Klondike Gold common stock and Klondike Star common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Klondike Gold common stock.  Please see the section of this offer to exchange entitled “Risk Factors.”  Shareholders are encouraged to obtain current market quotations for shares of Klondike Star and Klondike Gold common stock prior to making any decision with respect to the offer.

Interests of Executive Officers and Directors of Klondike Gold in the Offer

Except as set forth in this Prospectus/Offer to Exchange, neither Klondike Gold nor any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Klondike Star.

Appraisal/dissenters’ Rights

No appraisal or dissenters’ rights are available in connection with the offer.

Material Federal Income Tax Consequences

Accounting Treatment

Klondike Gold will account for the acquisition of shares of Klondike Star common stock under the acquisition method of accounting for business combinations in accordance with International Financial Accounting Standards ("IFRS"), being the accounting principles applicable to Klondike Gold. In accordance with IFRS, Klondike Gold will be considered the acquirer of Klondike Star for accounting purposes.

Conditions of the Offer

The offer is conditioned upon, among other things, the following:

•

Minimum Tender Condition—Klondike Star shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Klondike Star common stock that, when added to the shares of Klondike Star common stock then owned by Klondike Gold or any of its subsidiaries, shall constitute 66.6% of the voting power of Klondike Star’s outstanding capital stock entitled to vote.

•

Registration Statement Condition— the registration statement of which this Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Klondike Gold shall have received all necessary state securities law or “blue sky” authorizations.

•

Due Diligence Condition—Klondike Gold shall have completed to its reasonable satisfaction customary confirmatory due diligence of Klondike Star’s non-public information on Klondike Star’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Klondike Star’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

•

TSX-V Condition— Klondike Gold shall have received acceptance for filing from the TSX Venture Exchange (the "TSX-V") for the acquisition of the Klondike Star shares under the exchange offer on terms and conditions satisfactory to Klondike Gold, in its sole discretion.

•

Material Adverse Change Condition— Klondike Gold shall have determined in its sole discretion that the consummation of the offer could not reasonably be expected to have a material adverse change on Klondike Star or Klondike Gold.

•

Non-compliance Condition— Klondike Gold shall not have determined in its sole discretion that Klondike Star is not in compliance in any material respect with any material contract to which Klondike Star is a party at such time, in each case, unless the same is acceptable to Klondike Gold.

Comparison of Shareholders’ Rights

You will receive KG common stock as part of the offer consideration if you tender your shares of Klondike Star common stock in the Offer.  As Klondike Gold is incorporated under British Columbia law and Klondike Star is incorporated under Delaware law, although the governing legislation in each jurisdiction is similar with respect to the rights afforded to shareholders of companies governed thereby, there may be differences between the rights of a shareholder of Klondike Star and the rights of a shareholder of Klondike Gold.

Expiration Date of the Offer

The Offer is scheduled to expire at 5:00 p.m. Washington State time, on [*], which is the initial expiration date, unless further extended by Klondike Gold.

Extension, Termination and Amendment

Klondike Gold reserves the right, in its sole discretion, at any time or from time to time until the expiration of the offer:

w

To extend, for any reason, the period of time during which the offer is open;

w

To delay acceptance for exchange of, or exchange of, any shares of KDSM common stock in order to comply in whole or in part with applicable law;

w

To amend or terminate the offer without accepting for exchange, or exchanging, any shares of KG common stock, if any of the individually subheaded conditions referred to in the section of this Prospectus/Offer to exchange entitled “The Exchange Offer – conditions of the Offer” have not been satisfied or if any event specified in the section of this Prospectus/Offer to exchange captioned “The Exchange Offer – conditions of the Offer – Other conditions” has occurred; and

w

To waive any conditions to the offer or otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making a public announcement thereof.

In additional, even if Klondike Gold has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of KDSM common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.  The expiration date may also be subject to multiple extensions.

Procedures for Tendering

The procedure for tendering shares of KDSM common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form.  In addition to the procedures outlined in this Prospectus/Offer to Exchange, Klondike Gold urges you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired, and thereafter you can withdraw such shares at any time until Klondike Gold accepts such shares for exchange in the offer.  If Klondike Gold decides to provide a subsequent offering period, it will accept shares tendered during that period immediately, and you will not be able to withdraw shares tendered in the Offer during any subsequent offering period.

Exchange of Shares of KDSM Common Stock; Delivery of Shares of KG Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Klondike Gold will accept for exchange, and will exchange for shares of KG common stock all shares of KDSM common stock validly tendered and not properly withdrawn promptly after the expiration date.  If Klondike Gold elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchange for the offer consideration.

Risk Factors

The offer is, and if the offer is consummated, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Shares of Klondike Gold common stock are listed on the TSX Venture Exchange under the symbol “KG,” and shares of Klondike Star common stock are listed on the OTC Markets Pink Sheets under the symbol “KDSM.”

The following table sets forth the high and low closing sales prices per share of Klondike Gold and Klondike Star common stock for the periods indicated.

	Klondike Gold Common Stock		Klondike Star Common Stock
	Market Price		Market Price
	High	Low	High	Low
2013
1st Quarter	$0.240	$0.070	$0.065	$0.004
2nd Quarter	0.105	0.055	0.01	0.0009
3rd Quarter	0.105	0.050	0.09	0.005
2012
1st Quarter	$0.135	$0.135	$0.050	$0.029
2nd Quarter	0.115	0.100	0.100	0.030
3rd Quarter	0.110	0.110	0.080	0.002
4th Quarter	0.085	0.055	0.09	0.005
2011
1st Quarter	$0.525	$0.375	$0.010	$0.050
2nd Quarter	0.375	0.300	0.035	0.015
3rd Quarter	0.245	0.215	0.05	0.005
4th Quarter	0.215	0.215	0.035	0.010

The following table sets forth the closing prices of Klondike Gold and Klondike Star as reported on [*], the last trading day prior to the printing of this offer to exchange.  The dates are for the fiscal quarter and year-end for Klondike Gold, and do not represent calendar quarter-ending or year-ending stock prices.  The table also shows the implied value of one share of Klondike Star common stock, which was calculated by multiplying the closing price for one share of Klondike Gold common stock by the exchange ratio of .25

	Klondike Gold Common Stock Closing Price	Klondike Star Common Stock Closing Price	Implied Value of Klondike Star Common Stock

February 1, 2013	$0.085	$0.015	$0.02

The offer represents a premium for Klondike Star shareholders of 40% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended (*) (the last trading day before the printing of the Offer to Exchange).

The value of the offer will change as the market prices of Klondike Gold common stock and Klondike Star common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Klondike Gold common stock.  You are encouraged to obtain current market quotations for Klondike Gold and Klondike Star common stock prior to making any decision with respect to the offer.

Please also see the section of this offer to exchange entitled “The Exchange Offer—Effect of the Offer on the Market for Shares of Klondike Star Common Stock;” for a discussion of the possibility that Klondike Star’s shares will cease to be listed on the OTC Markets Pink Sheets.

RISK FACTORS

In addition to the other information included and incorporated by reference in this Prospectus/Offer to Exchange (please see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to tender your shares of Klondike Star common stock in the offer.

Risks and Uncertainties

Klondike Gold is subject to a number of risks and uncertainties due to the nature of its business.  Klondike Gold's exploration and development activities expose it to various financial and operational risks that could have a significant impact on its level of operating cash flows in the future.  Klondike Star shareholders are advised to study and consider risk factors stressed below.

The following are identified as main risk factors that could cause actual results to differ materially from those stated in any forward-looking statements made by, or on behalf of, Klondike Gold.

Financing for Future Development is Uncertain

Klondike Gold's future financial success depends on the ability to raise additional capital from the issue of shares or the discovery of properties which could be economically justifiable to develop.  Such development could take years to complete and resulting income, if any, is difficult to determine.  The sales value of any mineralization potentially discovered by Klondike Gold is largely dependent upon factors beyond its control, such as the market value of the products produced.

General Resource Exploration Risks and Competitive Conditions

The resource exploration industry is an inherently risky business with significant capital expenditures and volatile metals markets.  The marketability of any minerals discovered may be affected by numerous factors that are beyond Klondike Gold's control and which cannot be predicted, such as market fluctuations, mineral markets and processing equipment, and changes to government regulations, including those relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.  This industry is intensely competitive and there is no guarantee that, even if commercial quantities are discovered, a profitable market will exist for their sale.  Klondike Gold competes with other junior exploration companies for the acquisition of mineral claims as well for the engagement of qualified contractors. Metal prices have fluctuated widely in recent years, and they are determined in international markets over which Klondike Gold has no influence.

Governmental Regulation

Regulatory standards continue to change, making the review process longer, more complex and therefore more expensive.  Exploration and development of Klondike Gold's properties is affected by government regulations relating to such matters as environmental protection, health, safety and labor, mining law reform, restrictions on production, price control, tax increases, maintenance of claims and tenure.  There is no assurance that future changes in such regulations would not result in additional expenses and capital expenditures, decreasing availability of capital, increased competition, reserve uncertainty, title risks, and delays in operations.  Klondike Gold relies on the expertise and commitment of its management team, advisors, employees and contractors to ensure compliance with current laws.

Risk Factors Relating to the Offer

The exchange ratio of the offer is fixed and will not be adjusted.  Because the market price of shares of Klondike Gold common stock may fluctuate, Klondike Star shareholders cannot be sure of the market value of the shares of Klondike Gold common stock that will be issued in connection with the offer

Each outstanding share of Klondike Star common stock will be exchanged for .25 restricted shares of Klondike Gold common stock upon consummation of the offer.  This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Klondike Gold common stock or Klondike Star common stock.  If the price of Klondike Gold common stock declines (which may occur as the result of a number of reasons (many of which are out of the control of Klondike Gold), including as a result of the risks described in this section entitled “Risk Factors”), Klondike Star shareholders will receive less value for their shares upon exchange of tendered shares in the offer than the value calculated pursuant to the exchange ratio on the date the offer was announced.  Because the offer may not be completed until certain conditions have been satisfied or waived (please see the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Klondike Gold accepts shares of Klondike Star common stock for exchange.  Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Klondike Gold common stock that will be issued if Klondike Gold accepts such shares for exchange.  However, tendered shares of Klondike Star common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer.  Please see the section entitled “Comparative Market Price and Dividend Information” for the historical high and low sales prices per share of Klondike Gold and Klondike Star common stock.

Klondike Star shareholders are urged to obtain current market quotations for Klondike Gold and Klondike Star common stock when they consider whether to tender their shares of Klondike Star common stock pursuant to the offer.

The offer may adversely affect the liquidity and value of non-tendered shares of Klondike Star common stock

In the event that not all of the shares of Klondike Star common stock are tendered in the offer and Klondike Gold accepts for exchange those shares tendered in the offer, the number of shareholders and the number of shares of Klondike Star common stock held by individual holders will be greatly reduced.  As a result, Klondike Gold’s acceptance of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Klondike Star common stock held by the public.  Please see the section of this Offer to Exchange entitled “The Exchange Offer—Plans for Klondike Star.”

Upon your receipt of shares of Klondike Gold common stock in the offer, you will become a shareholder in Klondike Gold, a British Columbia corporation, which may change certain shareholder rights and privileges you hold as a shareholder of Klondike Star, a Delaware corporation

Klondike Gold is a British Columbia corporation and is governed by the laws of the Province of British Columbia and by its certificate of incorporation and bylaws.  British Columbia corporation law extends to shareholders certain rights and privileges that may not exist under Delaware law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of Klondike Star, which is governed by Delaware law and its charter and by-laws.  For a detailed discussion of the rights of Klondike Gold shareholders versus the rights of Klondike Star shareholders, please see the section entitled “Comparison of Shareholders’ Rights.”

The market for Klondike Gold common stock may be adversely affected by the issuance of shares pursuant to the offer

In connection with the completion of the offer, and as described in the section of this offer to exchange entitled “The Exchange Offer—Ownership of Klondike Gold After the Offer,” Klondike Gold estimates it will issue approximately 17,163,365 shares of Klondike Gold common stock.  The increase in the number of shares of Klondike Gold common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Klondike Gold common stock.

THE COMPANIES

Klondike Gold

Klondike Gold is a resource exploration stage company engaged in the acquisition, and exploration of mineral properties.  For the funding of property acquisitions and exploration that Klondike Gold conducts, it depends on the issuance of shares from the treasury to investors and does not use long-term debt.  Once a body of commercial ore is found, Klondike Gold may offer to a major mining company the opportunity to acquire an interest in a property in return for funding by the major mining company, of all or part of the exploration and development of the property.  Klondike Gold currently has no revenues from mineral producing operations and holds properties in British Columbia, Ontario and the Yukon.

Klondike Gold is a British Columbia corporation with principal executive offices at 711-675 West Hasting Street, Vancouver, BC, V6B 1N2, Canada. The telephone number of Klondike Gold’s executive offices is (604) 685-2222, and its Internet website address is www.klondikegoldcorp.com.

Klondike Star

Klondike Star is a mineral exploration and development company with a portfolio of gold and base metal projects in Canada.  From 2004, the Company has been exploring for gold in the Klondike region of the Yukon Territory, Canada.  To date, the Company has assembled a total of nine hard rock and placer gold projects, seven of which are located in the Tintina Gold Belt of the Yukon Territory.  Two of these projects, the Lone Star and Indian River Placer properties, are in the advanced exploration stage and have been the focus of Klondike Star’s past exploration programs. Klondike Star has not carried out any exploration programs since 2007.

Klondike Star is a Delaware corporation with principal executive offices at 103 – 307 Jarvis Street, Whitehorse, Yukon, Y1A 2H3, Canada. The telephone numbers for Klondike Star’s executive offices is (867) 667-4178 or (867) 667-7409.

REASONS FOR THE OFFER

Klondike Gold believes that the combination of the assets of Klondike Gold and Klondike Star will create significant value for Klondike Star shareholders and give Klondike Star shareholders a substantial ongoing equity interest in Klondike Gold.  The stock-for-stock exchange represents an immediate premium to Klondike Star shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of Klondike Gold.  We believe the combination of Klondike Gold and Klondike Star is a compelling opportunity for Klondike Star shareholders with numerous benefits, including the following:

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Consolidation of Key Properties —Klondike Gold and Klondike Star own respectively a 45% and a 55% interest in 700 quartz claims situated in the Klondike Gold Fields of the Yukon Territory which have been optioned to Lonestar Gold Inc., a private company owned approximately 80% by Klondike Gold and 20% by Klondike Star, which claims have been the principal exploration focus of both companies in their most recent activities.  Through this exchange offer, ownership of these claims will now be consolidated into one entity, under the control of Klondike Gold.

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Improved Financial Strength—As public companies with no income stream, both Klondike Star and Klondike Gold rely on the sale of their equity securities to finance their operations. For some time, the market for Klondike Star shares has been depressed, leaving its management unable to raise funds for the exploration of its mineral interests or the administration of its corporate affairs. With the combination of the two companies, Klondike Star shareholders will benefit from the more active equity market for the securities of Klondike Gold, which has had experience attracting investors for offerings of its equity securities. Consolidation of the ownership of the Lone Star Property in Klondike Gold will enhance the ability to further finance the development of the property.

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Proven Management Team—Klondike Gold's management team has extensive experience exploring and developing mineral properties, including in the Yukon Territory, and in the administration of public companies and satisfying all the regulatory requirements related thereto. This experience is recognized in the industry and provides Klondike Gold ready access to the equity markets. Klondike Star shareholders, on becoming shareholders of Klondike Gold, will benefit from the improved management of both the exploration and development programs to be undertaken and the administration of the corporate affairs of the Company.

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Participation in On-going Growth Potential—The all-stock nature of the exchange offer will allow the shareholders of Klondike Star to participate in the growth and long-term value creation potential of the combined assets of the company under the direction of Klondike Gold.  Klondike Star shareholders, through their ongoing equity ownership in Klondike Gold, would benefit from any value created in the mineral properties by Klondike Gold.

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Receipt of Premium by Klondike Star Shareholders—In addition to the long-term benefits arising out of ownership in Klondike Gold, Klondike Star shareholders will also be receiving a premium in the offer.  Klondike Star shareholders would receive a premium in the order of 40% to the average exchange ratio based on closing share prices for Klondike Gold and Klondike Star during the 10-day period ended February 1, 2013.

THE EXCHANGE OFFER

Klondike Gold is offering to exchange for each outstanding share of Klondike Star common stock that is validly tendered, and not properly withdrawn prior to the expiration date, .25 restricted shares of Klondike Gold common stock, upon the terms and subject to the conditions contained in this offer to exchange and the accompanying letter of transmittal.

The term “expiration date” means 5:00 p.m., Pacific time, [*], unless Klondike Gold extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions which are described in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer.”  Klondike Gold expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheading “TSX-V Condition,” under the caption “The Exchange Offer—Conditions of the Offer” below, each of which cannot be waived.  Klondike Gold expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the consideration payable per share of Klondike Star common stock in the offer.

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses.  If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Klondike Gold to acquire all of the outstanding shares of Klondike Star common stock in order to combine the assets of Klondike Gold and Klondike Star.  Klondike Gold believes that a business combination of Klondike Gold and Klondike Star will significantly benefit Klondike Star shareholders and is therefore taking the offer directly to Klondike Star shareholders.

Prior to making this exchange offer to the Klondike Star shareholders, Klondike Gold secured agreements with certain principal shareholders of Klondike Star that those shareholders would tender their shares on the exchange offer being made.  Further, management of Klondike Star has provided written confirmation to Klondike Gold that they support the exchange offer.

Based on certain assumptions regarding the number of Klondike Star shares to be exchanged, Klondike Gold estimates that if all shares of Klondike Star common stock are exchanged pursuant to the offer, former Klondike Star shareholders would own, in the aggregate, approximately 16.4% of the outstanding shares of Klondike Gold common stock.  For a detailed discussion of the assumptions on which this estimate is based, please see “—Ownership of Klondike Gold After the Offer” below.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., Pacific time, 60 days from mailing, which is the initial expiration date, unless further extended by Klondike Gold.  For more information, you should read the discussion below under “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Klondike Gold expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Klondike Star common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Klondike Gold to pay the consideration offered or to return shares of Klondike Star common stock deposited by or on behalf of shareholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Klondike Star common stock if any of the individually subheaded conditions referred to in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer” under the subheading “Other Conditions” has occurred, and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Pacific time, on the next business day after the previously scheduled expiration date.  Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Klondike Gold may choose to make any public announcement, Klondike Gold will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Klondike Gold acknowledges that Rule 14e-1(c) under the Exchange Act requires Klondike Gold to pay the consideration offered or return the shares of Klondike Star common stock tendered promptly after the termination or withdrawal of the offer.

If Klondike Gold increases or decreases the percentage of shares of Klondike Star common stock being sought or increases or decreases the stock consideration to be paid for shares of Klondike Star common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice.  If Klondike Gold makes a material change in the terms of the offer (other than a change in the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Klondike Gold will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer.  Klondike Gold will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

As used in this Offer to Exchange, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific time.  If, prior to the expiration date, Klondike Gold increases the stock consideration being exchanged for shares of Klondike Star common stock pursuant to the offer, such increased consideration will be received by all shareholders whose shares of Klondike Star common stock are exchanged pursuant to the offer, whether or not such shares of Klondike Star common stock were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Klondike Gold may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Klondike Star common stock tendered in the offer (we refer to this period in this offer to exchange as a “subsequent offering period”).  A subsequent offering period would be an additional period of time, following the first exchange of shares of Klondike Star common stock in the offer, during which shareholders could tender shares of Klondike Star common stock not tendered in the offer.

During a subsequent offering period, tendering shareholders would not have withdrawal rights and Klondike Gold would promptly exchange and pay for any shares of Klondike Star common stock tendered at the same price paid in the offer.  Rule 14d-11 under the Exchange Act provides that Klondike Gold may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Klondike Gold offers the same form and amount of consideration for shares of Klondike Star common stock in the subsequent offering period as in the initial offer, (3) Klondike Gold immediately accepts and promptly pays for all shares of Klondike Star common stock tendered during the offer prior to its expiration, (4) Klondike Gold announces the results of the offer, including the approximate number and percentage of shares of Klondike Star common stock deposited in the offer, no later than 9:00 a.m., Pacific time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Klondike Gold immediately accepts and promptly pays for shares of Klondike Star common stock as they are tendered during the subsequent offering period.  If Klondike Gold elects to include a subsequent offering period, it will notify shareholders of Klondike Star by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange.  The same consideration will be received by shareholders tendering shares of Klondike Star common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal Rights.”

A request has been made to Klondike Star pursuant to Rule 14d-5 under the Exchange Act for the use of Klondike Star shareholder lists and security position listings for the purpose of disseminating the offer to shareholders.  This offer, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Klondike Star common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Klondike Star shareholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Klondike Star common stock by Klondike Gold or, if it so elects, the materials will be mailed by Klondike Star.

Acceptance for Exchange, and Exchange, of Klondike Star Shares; Delivery of Klondike Gold Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Klondike Gold will accept for exchange promptly after the later of the expiration date and the date that all of the conditions set out under "Conditions of the Offer" herein have been satisfied, all shares of Klondike Star common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal Rights”) prior to the expiration date.  Klondike Gold will exchange all shares of Klondike Star common stock validly tendered and not withdrawn promptly following the acceptance of shares of Klondike Star common stock for exchange pursuant to the offer.  Klondike Gold expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Klondike Star common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this Offer to Exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in that section has occurred.  If Klondike Gold decides to include a subsequent offering period, Klondike Gold will accept for exchange, and promptly exchange, all validly tendered shares of Klondike Star common stock as they are received during the subsequent offering period. Please see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal Rights.”

In all cases (including during any subsequent offering period), Klondike Gold will exchange all shares of Klondike Star common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Klondike Star common stock or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such shares of Klondike Star common stock into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (3) any other documents required under the letter of transmittal.  This Prospectus/Offer to Exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.”  As used in this Prospectus/Offer to Exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Klondike Star common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Klondike Gold may enforce such agreement against such participant.

For purposes of the offer (including during any subsequent offering period), Klondike Gold will be deemed to have accepted for exchange, and thereby exchanged, shares of Klondike Star common stock validly tendered and not properly withdrawn as, if and when Klondike Gold gives oral or written notice to the exchange agent of Klondike Gold’s acceptance for exchange of such shares of Klondike Star common stock pursuant to the offer.  Upon the terms and subject to the conditions of the offer, exchange of shares of Klondike Star common stock accepted for exchange pursuant to the offer will be made by deposit of stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering shareholders for the purpose of receiving the offer consideration from Klondike Gold and transmitting such consideration to tendering shareholders whose shares of Klondike Star common stock have been accepted for exchange.  Under no circumstances will Klondike Gold pay interest on the offer consideration for shares of Klondike Star common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of Klondike Star common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Klondike Star common stock than are tendered, certificates representing unexchanged or untendered shares of Klondike Star common stock will be returned, without expense to the tendering shareholder (or, in the case of shares of Klondike Star common stock tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” such shares of Klondike Star common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

Klondike Gold reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Klondike Star common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Klondike Gold of its obligations under the offer or prejudice the rights of tendering shareholders to exchange shares of Klondike Star common stock validly tendered and accepted for exchange pursuant to the offer.

Procedure for Tendering

In order for a holder of shares of Klondike Star common stock validly to tender shares of Klondike Star common stock pursuant to the offer, the exchange agent must receive, prior to the expiration date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Klondike Star common stock must be received by the exchange agent at such address or such shares of Klondike Star common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The exchange agent will establish accounts with respect to the shares of Klondike Star common stock at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this offer.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Klondike Star common stock by causing the Book-Entry Transfer Facility to transfer such shares of Klondike Star common stock into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares of Klondike Star common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below.  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (1) if the Letter of Transmittal is signed by a registered holder of shares of Klondike Star common stock who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (2) if shares of Klondike Star common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).  In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Klondike Star common stock is registered in the name of a person other than the signer of the Letter of Transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. Please see Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a shareholder desires to tender shares of Klondike Star common stock pursuant to the offer and such shareholder’s certificate representing such shares of Klondike Star common stock are not immediately available, such shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Klondike Star common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Klondike Gold, is received prior to the expiration date by the exchange agent as provided below; and

(3) the share certificates (or a book-entry confirmation) representing all tendered shares of Klondike Star common stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the exchange agent within three trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), exchange of shares of Klondike Star common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Klondike Star common stock, or a book-entry confirmation of the delivery of such shares of Klondike Star common stock (except during any subsequent offering period), and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity. Klondike Gold’s interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Klondike Star common stock will be determined by Klondike Gold in its discretion, which determination shall be final and binding to the fullest extent permitted by law.  Klondike Gold reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful.  Klondike Gold also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Klondike Star common stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders.  No tender of shares of Klondike Star common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.  None of Klondike Gold or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of Klondike Star common stock pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the offer, as well as the tendering shareholder’s representation and warranty to Klondike Gold that (1) such shareholder owns the tendered shares of Klondike Star common stock (and any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Klondike Star common stock (and any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock) and (4) when the same are accepted for exchange by Klondike Gold, Klondike Gold will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Klondike Gold of shares of Klondike Star common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Klondike Gold upon the terms and subject to the conditions of the offer.

Appointment as Proxy. By executing the letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Klondike Gold as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the shares of Klondike Star common stock tendered by such shareholder and accepted for exchange by Klondike Gold (and with respect to any and all other shares of Klondike Star common stock or other securities issued or issuable in respect of such shares of Klondike Star common stock on or after the date of this offer).  All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities).  Such appointment will be effective when, and only to the extent that, Klondike Gold accepts such shares of Klondike Star common stock for exchange.  Upon appointment, all prior powers of attorney and proxies given by such shareholder with respect to such shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto.  The designees of Klondike Gold will, with respect to the shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such shareholder as they in their discretion may deem proper at any annual or special meeting of Klondike Star shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.  Klondike Gold reserves the right to require that, in order for shares of Klondike Star common stock to be deemed validly tendered, immediately upon Klondike Gold’s acceptance of shares of Klondike Star common stock for exchange, Klondike Gold must be able to exercise full voting, consent and other rights with respect to such shares of Klondike Star common stock (and such other shares of Klondike Star common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of Klondike Star common stock tendered pursuant to the offer.  The offer does not constitute a solicitation of proxies for any meeting of Klondike Star shareholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Withdrawal Rights

Tenders of shares of Klondike Star common stock made pursuant to the offer may be withdrawn at any time until the offer has expired and thereafter may be withdrawn at any time until Klondike Gold accepts such shares for exchange in the offer.  If Klondike Gold decides to include a subsequent offering period, shares of Klondike Star common stock tendered during the subsequent offering period may not be withdrawn.  Please see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this Offer to Exchange.  Any such notice of withdrawal must specify the name of the person who tendered the shares of Klondike Star common stock to be withdrawn, the number of shares of Klondike Star common stock to be withdrawn and the name of the registered holder of such shares of Klondike Star common stock, if different from that of the person who tendered such shares of Klondike Star common stock.  If certificates representing shares of Klondike Star common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Klondike Star common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution.  If shares of Klondike Star common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this Offer to Exchange entitled “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Klondike Star common stock.

Withdrawals of shares of Klondike Star common stock may not be rescinded.  Any shares of Klondike Star common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares of Klondike Star common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this Offer to Exchange entitled “The Exchange Offer—Procedure for Tendering” (except shares of Klondike Star common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Klondike Gold in its discretion, whose determination will be final and binding to the fullest extent permitted by law.  None of Klondike Gold or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Klondike Gold will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Klondike Gold will accept the tendered shares of common stock of Klondike Star for exchange after expiration of the offer.  The announcement will be made by a press release.

Ownership of Klondike Gold After the Offer

Upon consummation of the offer, former Klondike Star shareholders would own in the aggregate approximately 16.4% of the outstanding shares of Klondike Gold common stock, assuming that:

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Klondike Gold exchanges, pursuant to the offer, all of the outstanding shares of Klondike Star common stock, which is assumed to be 68,653,461 (the total number of shares reported by Klondike Star to be outstanding at February 29, 2012);

Material Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of Klondike Star common stock who exchange Klondike Star common stock for Klondike Gold common stock pursuant to the offer.  This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect.  This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Klondike Star common stock in light of their particular circumstances or to holders of Klondike Star common stock subject to special treatment under U.S. federal income tax law including, without limitation:

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foreign persons,

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certain financial institutions,

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insurance companies,

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tax-exempt entities,

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dealers in securities,

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traders in securities that elect to apply a mark-to-market method of accounting,

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certain U.S. expatriates,

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U.S. holders who hold Klondike Star common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

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U.S. holders whose functional currency is not the United States dollar, and

•

U.S. holders who acquired Klondike Star common stock through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to U.S. holders of Klondike Star common stock who hold their shares of Klondike Star common stock as capital assets and does not consider the tax treatment of U.S. holders of Klondike Star common stock who hold Klondike Star common stock through a partnership or other pass-through entity.  Furthermore, this summary does not discuss any aspect of state, local or foreign taxation or any aspect of U.S. federal taxation other than income taxation.

You should consult your own tax advisor regarding the specific tax consequences to you of the exchange of your Klondike Star common stock, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of your particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Klondike Star common stock who is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Klondike Star common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partnership or a partner of a partnership holding Klondike Star common stock, you should consult your own tax advisor regarding the tax consequences to you of exchanging Klondike Star common stock for Klondike Gold common stock pursuant to the offer.

It is not a condition to Klondike Gold’s obligation to exchange shares pursuant to the offer that a legal opinion to the effect described above be issued.  If, contrary to expectations, the offer is completed, a U.S. holder of Klondike Star common stock that receives shares of Klondike Gold common stock in exchange for such holder’s shares of Klondike Star common stock pursuant to the offer will likely recognize taxable gain or loss equal to the difference between (i) the fair market value of the shares of Klondike Gold common stock as of the date of the exchange and (ii) such holder’s adjusted tax basis in the shares of Klondike Star common stock exchanged therefor.  Gain or loss must be calculated separately for each block of shares of Klondike Star common stock if blocks of Klondike Star common stock were acquired at different times or for different prices.  Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. holder’s holding period for a particular block of Klondike Star common stock exchanged is greater than one year as of the date of the exchange.

You are urged to consult your own tax advisor concerning the specific U.S. federal, state, local and foreign tax consequences of the offer.

Purpose and Structure of the Offer

The purpose of the offer is for Klondike Gold to acquire all of the outstanding shares of Klondike Star common stock in order to combine the assets of Klondike Gold and Klondike Star.

Plans for Klondike Star

Except as indicated in this offer, neither Klondike Gold nor any of Klondike Gold’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Klondike Star or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Klondike Star or any of its subsidiaries, (3) any material change in the indebtedness or capitalization of Klondike Star or any of its subsidiaries, (4) any change in the current board of directors or management of Klondike Star or any change to any material term of the employment contract of any executive officer of Klondike Star, (5) any other material change in Klondike Star’s corporate structure or business, (6) any class of equity security of Klondike Star being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Klondike Star becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Klondike Star Common Stock

The exchange of shares of Klondike Star common stock by Klondike Gold pursuant to the offer will reduce the number of shares of Klondike Star common stock that might otherwise trade publicly and will reduce the number of holders of shares of Klondike Star common stock, which could adversely affect the liquidity and market value of the remaining shares of Klondike Star common stock held by the public.  The extent of the public market for Klondike Star common stock and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding Klondike Star common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.  According to Klondike Star: (1) as of February 29, 2012 there were 68,653,461 shares of Klondike Star common stock outstanding and (2) for the fiscal year ended February 29, 2012, there were approximately 111 holders of record of Klondike Star common stock.

TSX VENTURE EXCHANGE APPROVAL OF OFFER

Klondike Gold’s common stock is traded on the TSX Venture Exchange (TSX-V) under the symbol KG.  Prior to issuance of shares to Klondike Star shareholders, Klondike Gold is required to obtain approval of the exchange offer from the TSX-V.  Klondike Star shareholders who tender their shares to Klondike Gold will be issued Klondike Gold shares upon the latter of the expiration of the offer or the fulfillment of all of the Conditions of the Offer, which includes the acceptance for filing of the exchange offer by the TSX-V.

Conditions of the Offer

Notwithstanding any other provision of the exchange offer, Klondike Gold will have the right to withdraw or terminate the offer, and will not be required to take up or pay for, and/or may extend the period of time during which the offer is open, and/or may postpone taking up and paying for, any Klondike Star Shares deposited under the offer, unless all of the following conditions (the "Conditions of the Offer") are satisfied or waived by Klondike Gold at or prior to the expiration of the offer:

•

Minimum Tender Condition—Klondike Star shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Klondike Star common stock that, when added to the shares of Klondike Star common stock then owned by Klondike Gold or any of its subsidiaries, shall constitute 66.6% of the voting power of Klondike Star’s outstanding capital stock entitled to vote.

•

Registration Statement Condition—The registration statement of which this Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Klondike Gold shall have received all necessary state securities law or “blue sky” authorizations.

•

Due Diligence Condition—Klondike Gold shall have completed to its reasonable satisfaction customary confirmatory due diligence of Klondike Star’s non-public information on Klondike Star’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Klondike Star’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

•

TSX-V Condition— Klondike Gold shall have received acceptance for filing from the TSX Venture Exchange (the "TSX-V") for the acquisition of the Klondike Star shares under the exchange offer on terms and conditions satisfactory to Klondike Gold, in its sole discretion.

•

Material Adverse Change Condition— Klondike Gold shall have determined in its sole discretion that the consummation of the offer could not reasonably be expected to have a material adverse change on Klondike Star or Klondike Gold.

•

Non-compliance Condition— Klondike Gold shall not have determined in its sole discretion that Klondike Star is not in compliance in any material respect with any material contract to which Klondike Star is a party at such time, in each case, unless the same is acceptable to Klondike Gold.

The foregoing Conditions of the Offer are for the sole benefit of Klondike Gold and may be asserted by Klondike Gold regardless of the circumstances giving rise to any such assertion (including any action or inaction by Klondike Gold or any of its affiliates) or may be waived by Klondike Gold in whole or in part, at any time and from time to time, without prejudice to any other rights which Klondike Gold may have.  Each of the Conditions of the Offer is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise.  The failure by Klondike Gold at any time prior to the expiration of the offer to exercise any of the foregoing rights will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted by Klondike Gold at any time and from time to time.  Any determination by Klondike Gold concerning the events described in the Conditions of the Offer will be final and binding on Klondike Gold and the Klondike Star shareholders.

Dividends and Distributions

If, on or after the date of this Offer to Exchange, Klondike Star:

•

splits, combines or otherwise changes the shares of Klondike Star common stock or its capitalization;

•

acquires or otherwise causes a reduction in the number of outstanding shares of Klondike Star common stock; or

•

issues or sells any additional shares of Klondike Star common stock (other than shares of Klondike Star common stock issued pursuant to, and in accordance with, the terms in effect on the date of this offer of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of Klondike Star or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Klondike Star, then, without prejudice to Klondike Gold’s rights under the section of this Offer to Exchange entitled “The Exchange Offer—Conditions of the Offer,” Klondike Gold may make such adjustments to the offer consideration and other terms of the offer (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

Financing of the Offer; Source and Amount of Funds

The offer is not subject to a financing condition. Klondike Gold is offering .25 restricted shares of its common stock for each share of Klondike Star common stock.  Klondike Gold estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer will be approximately $30,000, which Klondike Gold expects to pay with cash on hand.  The estimated amount of cash required is based on Klondike Gold’s due diligence review of Klondike Star’s available information to date and is subject to change.

Certain Legal Matters; Regulatory Approvals

General

Klondike Gold is not aware of any governmental license or regulatory permit that appears to be material to Klondike Star’s business that might be adversely affected by Klondike Gold’s acquisition of shares of Klondike Star common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Klondike Gold’s acquisition or ownership of shares of Klondike Star common stock pursuant to the offer.  Should any of these approvals or other actions be required, Klondike Gold currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Klondike Star’s business, or that certain parts of Klondike Star’s or Klondike Gold’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Klondike Gold to elect to terminate the offer without the exchange of shares of Klondike Star common stock under the offer.  Klondike Gold’s obligation under the offer to accept for exchange, and exchange, shares of Klondike Star common stock is subject to certain conditions.  Please see the section of this offer to exchange entitled “The Exchange Offer—Conditions of the Offer.”

Certain Relationships with Klondike Star and Interests of Klondike Gold and Klondike Gold’s Executive Officers and Directors in the Offer

Except as set forth in this Offer to Exchange, neither Klondike Gold or, to the best of our knowledge, any of its respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Klondike Star, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.  Except as otherwise described in this Offer to Exchange, there have been no contacts, negotiations or transactions during the past two years, between Klondike Gold, any of Klondike Gold’s subsidiaries or, to the best of its knowledge, any of the persons listed on Schedule I to this Offer to Exchange, and Klondike Star or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Klondike Gold has retained Signature Stock Transfer, Inc. as the exchange agent in connection with the offer.  Klondike Gold will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses in connection with their engagement, including liabilities under the federal securities laws.

Except as set forth above, Klondike Gold will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Klondike Gold will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

DESCRIPTION OF KLONDIKE GOLD CAPITAL STOCK

Certificate of Incorporation and Bylaw Provisions; Takeover Statutes

There are no provisions in Klondike Gold’s Articles of Incorporation, as amended, and the British Columbia Business Corporations Act that may affect or make it more difficult to acquire control of Klondike Gold or remove its management.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of shares of Klondike Star common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of Klondike Gold common stock following consummation of the offer. Klondike Star is organized under the laws of the State of Delaware, and Klondike Gold is organized under the laws of British Columbia, Canada.  Accordingly, the rights of holders of Klondike Star capital stock and Klondike Gold capital stock arise both from their charters, bylaws and any certificates of designation and also from Delaware and British Columbia law.  As holders of Klondike Gold common stock, your rights with respect thereto will be governed by British Columbia law, including the British Columbia Business Corporations Act, as well as Klondike Gold’s constituent documents.  This section provides a summary and comparison of the principal rights of a shareholder of Klondike Star as compared with the rights as a shareholder of Klondike Gold.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified in its entirety by reference to the Delaware Corporation Act, the British Columbia Business Corporations Act, and Klondike Star’s and Klondike Gold’s constituent documents, which you are urged to read carefully.  The Delaware Business Corporation Act and the British Columbia Business Corporations Act are very similar in many respects, each providing for rights to shareholders with respect to the following significant matters:

w

Annual meetings of shareholders at which shareholders are entitled to vote on the business matters presented to the Meeting and may appoint a proxy to attend and vote on their behalf;

w

Election of directors for the company;

w

Approval or disapproval of changes in the articles of incorporation or by-laws of the company;

w

Approval or disapproval of a merger with another corporation;

w

Approval or disapproval of the sale of substantially all of the corporation's assets that is not in the ordinary course of the corporation's business;

w

Approval or disapproval of the voluntary dissolution of the corporation;

w

Approval or disapproval of corporate transactions where some directors have a conflict of interest;

w

Bringing of derivative actions;

w

Limiting the liability of shareholders to protect from personal liability for claims brought against the company.

Judicial interpretations may not exist in Delaware and British Columbia such that there may be uncertainty as to the outcome of matters governed by either law.  Copies of the companies’ constituent documents have been filed with the SEC.  To find out where you can get copies of these documents, please see the section captioned “Where You Can Find More Information.”

FINANCIAL REPORTS OF KLONDIKE GOLD

 KLONDIKE

                GOLD

                   CORP.

Consolidated Financial Statements

For Years Ended February 29, 2012 and

February 28, 2011

(Expressed in Canadian Dollars)

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of

Klondike Gold Corp.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of Klondike Gold Corp., which comprise the consolidated statements of financial position as at February 29, 2012, February 28, 2011 and March 1, 2010 and the consolidated statements of comprehensive loss, changes in equity and cash flows for the years ended February 29, 2012 and February 28, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing.  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Klondike Gold Corp. as at February 29, 2012, February 28, 2011 and March 1, 2010, and its financial performance and its cash flows for the years ended February 29, 2012 and February 28, 2011 in accordance with International Financial Reporting Standards.

Vancouver, Canada                                                                                                                                      “Morgan & Company”

July 3, 2012                                                                                                                                                Chartered Accountants

Tel: (604) 687 – 5841 Fax: (604) 687 – 0075 www.morgan-cas.com	MEMBER OF	P.O. Box 10007 Pacific Centre Suite 1488 – 700 West Georgia Street Vancouver, BC V7Y 1A1

KLONDIKE GOLD CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed In Canadian dollars)

	February 29 2012	February 28	March 1
		2011 (Note 15)	2010 (Note 15)
ASSETS
Current
Cash	$3,924,521	$687,887	$ 560,470
HST recoverable	38,607	47,180	34,535
Prepaid expenses and deposits	52,481	34,800	6,843
	4,015,609	769,867	601,848
Related Party Advances (Note 8(c))	64,725	31,964	30,377
Available-for-sale Investments (Note 5)	34,052	27,480	89,655
Reclamation Bonds	10,500	10,500	3,500
Equipment (Note 6)	52,796	-	-
Exploration And Evaluation Assets (Note 7)	5,816,303	5,629,760	5,213,836

	$9,993,985	$6,469,571	$ 5,939,216
LIABILITIES
Current
Accounts payable and accrued liabilities	$488,230	$453,389	$ 724,795
Accrued part XII.6 tax payable	8,033	48,256	101,053
Due to related parties (Note 8(a))	138,949	679,682	724,332
Loan payable to related party (Note 8d))	150,000	-	-
	785,212	1,181,327	1,550,180
Flow-through Share Premium Liability	-	16,836	14,250
	785,212	1,198,163	1,564,430
EQUITY
Share Capital (Page 5 and Note 9)	52,830,031	47,031,966	45,141,774
Share Subscriptions	-	-	202,500
Reserves	2,598,936	2,604,209	2,308,334
Deficit	(46,753,277)	(44,364,767)	(43,277,822)
Shareholders’ Equity	8,675,690	5,271,408	4,374,786
Non-controlling Interest	533,083	-	-
Total Equity	9,208,773	5,271,408	4,374,786

	$9,939,985	$6,469,571	$ 5,939,216

Subsequent events (Note 14)

These consolidated financial statements were authorized for issue by the Board of Directors on July 3, 2012.  They are signed on the Company’s behalf by:

                   Erich Rauguth

       Alan Campbell

Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

KLONDIKE GOLD CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Expressed In Canadian dollars)

	FOR THE YEARS ENDED
	February 29	February 28
	2012	2011

Expenses
Administration (Note 8(b))	$356,461	$326,000
Consulting and Wages (Note 8)	248,870	64,420
Depreciation	2,429	-
Interest and bank charges	139	5,120
Office miscellaneous	7,109	26,555
Part XII.6 tax	8,729	110,502
Professional fees	83,295	60,687
Regulatory and stock transfer fees	59,960	56,837
Travel and promotion	97,617	(35,125)

Loss Before Other Income (Expenses)	(864,609)	(614,996)

Other Income (Expenses)
Net revenue from petroleum interests	216	2,515
Interest income	579	-
(Loss) on sale of investments	-	(12,121)
Gain on settlement of debt	111,539	-
Mineral properties written off (Note 7)	(1,647,380)	(6,507)

Loss Before Income Taxes	(2,399,655)	(631,109)

Deferred Income Taxes	3,680	(7,564)

Net Loss For The Year	(2,395,975)	(638,673)

Other Comprehensive Income (Loss)

Net unrealized losses on available-for-sale investments	(18,428) (27,545)	(17,175)

Comprehensive Loss For The Year	$(2,414,403)	$(655,848)

Net Loss Attributable To:
Shareholders	$(2,388,510)	$(638,673)
Non-controlling interest	(7,465)	-
	$(2,395,975)	$(638,673)

Loss Per Share – Basic and diluted	$(0.07)	$(0.04)

Weighted Average Number Of Shares Outstanding Basic and diluted	32,278,589	15,760,881

The accompanying notes are an integral part of these consolidated financial statements.

KLONDIKE GOLD CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed In Canadian dollars)

				RESERVES
				SHARE PREMIUM	SHARE-BASED PAYMENTS	AVAILABLE - FOR - SALE FINANCIAL ASSETS			NON CONTROLLING INTEREST

	SHARE CAPITAL		SHARE SUBSCRIPTIONS					OWNERS’ EQUITY
	NUMBER	AMOUNT					DEFICIT			TOTAL

Balance March 1, 2010 (Note 15)	13,622,650	$45,141,774	$202,500	$-	$2,298,834	$9,500	$ (43,277,822)	$ 4,374,786	$-	$4,374,786

Private placements	9,316,000	1,863,200	-	-	-	-	-	1,863,200	-	1,863,200
Private placements – flow-through	488,000	122,000	-	14,250	-	-	-	136,250	-	136,250
Share issue costs - cash	-	(236,958)	-	-	-	-	-	(236,958)	-	(236,958)
Share issue costs – agent compensation	-	(142,800)	-	-	142,800	-	-	-	-	-
Exploration and Evaluation Assets	3,333	1,750	-	-	-	-	-	1,750	-	1,750
Fair value of warrants extended	-	(156,000)	-	-	156,000	-	-	-	-	-
Share subscriptions	-	-	(202,500)	-	-	-	-	(202,500)	-	(202,500)
Effect of transition to IFRS (Note 15)	-	439,000	-	-	-	-	(448,272)	(9,272)	-	(9,272)
Other comprehensive loss	-	-	-	-	-	(17,175)	-	(17,175)	-	(17,175)
Net loss for the year	-	-	-	-	-	-	(638,673)	(638,673)	-	(638,673)
Balance, February 28, 2011	23,429,983	47,031,966	-	14,250	2,597,634	(7,675)	(44,364,767)	5,271,408	-	5,271,408

Acquisition of Lonestar Gold Inc. (Note 10)	20,709,999	2,071,000	-	-	-	-	-	2,071,000	540,548	2,611,548
Private placements	18,680,000	1,868,000	-	-	-	-	-	1,868,000	-	1,868,000
Private placements – flow-through	18,020,000	1,802,000	-	13,155	-	-	-	1,815,155	-	1,815,155
Share issue costs - cash	-	(61,935)	-	-	-	-	-	(61,935)	-	(61,935)
Exploration and Evaluation Assets	100,000	21,500	-	-	-	-	-	21,500	-	21,500
Debt settlement	750,000	97,500	-	-	-	-	-	97,500	-	97,500
Other comprehensive loss	-	-	-	-	-	(18,428)	-	(18,428)	-	(18,428)
Net loss for the year	-	-	-	-	-	-	(2,388,510)	(2,388,510)	(7,465)	(2,395,975)

Balance, February 29, 2012	81,689,982	$52,830,031	$-	$27,405	$2,597,634	$(26,103)	$ (46,753,277)	$ 8,675,690	$533,083	$9,208,773

The accompanying notes are an integral part of these consolidated financial statements.

KLONDIKE GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed In Canadian dollars)

FOR THE YEARS ENDED
February 29	February 28
2012	2011 (Note 15)

Cash Provided By (Used In):
Operating Activities
Net loss for the year	$(2,395,975)	$(638,673)
Adjust for items not requiring an outlay of cash:
Depreciation	2,429	12,121
Gain on debt settlement	(111,539)	-
Mineral properties abandoned and written off	1,647,380	6,507
Deferred income tax recovery	(3,680)	7,564
Non-controlling interest	7,465	-
	(853,920)	(612,481)
Changes in non-cash operating assets and liabilities:
HST recoverable	8,573	(12,645)
Prepaid expenses	(17,681)	(27,957)
Related party advances	(32,761)	(1,587)
Accounts payable and accrued liabilities	12,106	(385,438)
Accrued Part XII.6 tax payable	(40,223)	(52,797)
Due to related parties	(331,694)	(44,650)
Flow-through share premium liabilities	(16,836)	-
Loan payable	150,000	-
	(1,122,436)	(1,137,555)
Investing Activities
Cash acquired on acquisition of Lonestar Gold Inc.	( 955,580	-
Equipment	( (11,651)	-
Mineral property costs	(202,399)	(507,566)
Proceeds from sale of investments	-	32,879
Reclamation bond	-	(7,000)
	741,530	(481,687)

Financing Activities
Shares issued for cash	3,679,475	1,983,617
Share issue costs	(61,935)	(236,958)
	3,617,540	1,746,659

Increase In Cash	3,236,634	127,417

Cash – Beginning Of Year	687,887	560,470
Cash – End Of Year	$3,924,521	$687,887

Supplementary Cash Flow Information and Non-Cash Investing Activities:
Interest paid	$-	$49,953
Taxes paid	$-	$-

Shares Issued For Mineral Property Acquisition Costs	$21,500	$1,750
Shares Issued For Acquisition Of Lonestar Gold Inc. (Note 10)	$2,071,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

1.

NATURE OF OPERATIONS AND GOING CONCERN

Klondike Gold Corp. (the “Company”) was incorporated on August 23, 1978 under the laws of the Province of British Columbia, Canada. The Company is a public company listed on the TSX Venture Exchange (the “TSX.V”), trading under the “KG” symbol.  The address of the Company’s corporate office and principal place of business is Suite 711, 675 West Hastings Street, Vancouver, British Columbia, Canada.

Pursuant to the shareholders’ approval at the special meeting of shareholders held on October 27, 2010, the Company consolidated its common shares on a 15 to 1 basis. Effective November 3, 2010, the shares of the Company commenced trading on the TSX.V on a consolidated basis. All share references, number of options, number of warrants, and per share amounts included in these financial statements have been restated to reflect the consolidation and are presented on a post consolidation basis.

2.    BASIS OF PRESENTATION

a)   Statement of Compliance

The financial statements of the Company for the year-ending February 29, 2012 will be prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), having previously prepared its financial statements in accordance with pre-changeover Canadian Generally Accepted Accounting Principles (“Canadian GAAP”).  These consolidated financial statements for year ended February 29, 2012 have been prepared in accordance with IAS 34 Financial Reporting, and as they are part of the Company’s first IFRS annual reporting period, IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied.

b)   Basis of Measurement

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

c)   Foreign Currencies

The presentation currency of the Company and the functional currency of the Company and its subsidiary is the Canadian dollar.

Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the dates of the transactions. At each financial position reporting date, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at the date of the statement of financial position. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

2.    BASIS OF PRESENTATION (Continued)

d)   Significant Accounting Judgments and Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. The consolidated financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and may affect both the period of revision and future periods.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the statement of financial position date, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

•

The estimated flow-through obligations to investors included in accrued liabilities;

•

The carrying value and recoverable amount of exploration and evaluation assets;

•

The inputs used in accounting for share-based compensation expense in the statements of operations and comprehensive loss;

•

The inputs used in assessing the recoverability of deferred income tax assets to the extent that the deductible temporary differences will reverse in the foreseeable future and that the company will have future taxable income; and

•

Management’s assumption that there are currently no decommissioning liabilities is based on the facts and circumstances that exist during the period.

3.

SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below adopted for the year ended February 29, 2012 have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS balance sheet at March 1, 2010 for the purposes of the transition to IFRS, unless otherwise indicated.

a)

Basis of Consolidation

These consolidated financial statements include the accounts of the Company, Lonestar Gold Inc. a 79.82% owned subsidiary and Klondike Reef Mines Ltd., a 61.68% owned inactive subsidiary.  All intercompany balances and transactions are eliminated upon consolidation.

b)

Measurement Uncertainty

Management’s capitalization of exploration and development costs and assumptions regarding the future recoverability of such costs are subject to significant measurement uncertainty. Management’s assessment of recoverability is based on, among other things, the Company’s estimate of current mineral reserves and resources which are supported by geological estimates, estimated gold and metal prices, and the procurement of all necessary regulatory permits and approvals. These assumptions and estimates could change in the future and this could materially affect the carrying value and the ultimate recoverability of the amounts recorded for mineral properties.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)

Financial Instruments and Risk Management

Financial assets

The Company classifies its financial assets into one of the following categories, depending on the purpose for which the asset was acquired. The Company's accounting policy for each category is as follows:

Fair value through profit or loss - This category comprises derivatives, or financial assets acquired or incurred principally for the purpose of selling or repurchasing in the near term. They are carried in the statements of financial position at fair value with changes in fair value recognized in the statements of operations and comprehensive loss.

Loans and receivables - These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are carried at amortized cost less any provision for impairment.  Significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

Held-to-maturity investments - These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company's management has the positive intention and ability to hold to maturity. These assets are measured at amortized cost using the effective interest rate method. If there is objective evidence that the investment is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in the statements of operations and comprehensive loss.

Available-for-sale - Non-derivative financial assets not included in the above categories are classified as available-for-sale. They are carried at fair value with changes in fair value recognized directly in equity. Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized in the statements of operations and comprehensive loss.

Transaction costs associated with fair value through profit or loss financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is objective evidence that a financial asset or a group of financial assets is impaired. Different criteria to determine impairment are applied for each category of financial assets, which are described above.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)

Financial Instruments and Risk Management (Continued)

Financial liabilities

The Company classifies its financial liabilities into one of two categories, depending on the purpose for which the asset was acquired. The Company's accounting policy for each category is as follows:

Fair value through profit or loss - This category comprises derivatives, or liabilities acquired or incurred principally for the purpose of selling or repurchasing in the near term. They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of operations and comprehensive loss.

Other financial liabilities - This category includes loan payable, amounts due to related parties and accounts payables and accrued liabilities, all of which are recognized at amortized cost.

The Company has classified cash and reclamation bonds as fair value through profit or loss financial assets. Investments in marketable securities are classified as available for sale. Related party advances are classified as loans and receivables. Accounts payable and accrued liabilities and due to related parties are classified as other financial liabilities. Management did not identify any material embedded derivatives, which require separate recognition and measurement.

Disclosures about the inputs to financial instrument fair value measurements are made within a hierarchy that prioritizes the inputs to fair value measurement.

The three levels of the fair value hierarchy are:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 –	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
Level 3 –	Inputs that are not based on observable market data

Financial instruments are exposed to credit, liquidity and market risks. Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Liquidity risks is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. Market risk is that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of price risk: currency risk, interest rate risk and other price risk.

Credit risk and liquidity risk on amounts due to creditors and amounts due from/to related parties were significant to the Company’s balance sheet. The Company manages these risks by actively pursuing additional share capital issuances to settle its obligations in the normal course of its operating, investing and financing activities. The Company’s ability to raise share capital is indirectly related to changing metal prices and the price of gold in particular. To mitigate this market risk, management of the Company actively pursues a diversification strategy with property holdings focusing on base metals as well as precious metals and diamonds.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)   Comprehensive Income

Other comprehensive income represents the change in net equity for the period that arises from unrealized gains and losses on available-for-sale financial instruments. Amounts included in other comprehensive income are shown net of tax. Cumulative changes in other comprehensive income are included in accumulated other comprehensive income which is presented as a category in shareholders’ equity.

e)

Cash and Cash Equivalents

Cash consists of balances with banks and investments in financial instruments with maturities within three months or that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company places its cash and cash investments with institutions of high-credit worthiness.

f)

Exploration and Evaluation Assets

Exploration and evaluation expenditures include the costs of acquiring licenses, costs associated with exploration and evaluation activity, and the fair value (at acquisition date) of exploration and evaluation assets acquired in a business combination. Exploration and evaluation expenditures are capitalized as incurred. Costs incurred before the Company has obtained the legal rights to explore an area are recognized in profit or loss.

Exploration and evaluation assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

Facts and circumstances as defined in IFRS 6 exploration and evaluation assets are as follows:

•

the period for which the entity has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;

•

substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;

•

exploration for and evaluation of mineral resources in the specific area have not let to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area;

•

sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

In making the assessment, management is required to make judgments on the status of each project and the future plans towards finding commercial reserves.  The nature of exploration and evaluation activity is such that only a proportion of projects are ultimately successful and some assets are likely to become impaired in future periods.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)   Exploration and Evaluation Assets (Continued)

Once the technical feasibility and commercial viability of the extraction of mineral resources in an area of interest are demonstrable, which management has determined to be indicated by a feasibility study, exploration and evaluation assets attributable to that area of interest are first tested for impairment and then reclassified to mining property and development assets.

Recoverability of the carrying amount of any exploration and evaluation assets is dependent on successful development and commercial exploitation, or alternatively, sale of the respective areas of interest.

It is management’s judgment that none of the Company’s exploration and evaluation assets have reached the development stage and as a result are all considered to be exploration and evaluation assets.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property may be subject to unregistered prior agreements and non-compliance with regulatory requirements. The Company is not aware of any disputed claims of title.

g)

Available-for-Sale Investments

Available for sale investments represent investments in public companies and have been designated as available-for-sale investments. The investments are reported at fair value based on quoted market prices with unrealized gains or losses excluded from operations and reported as other comprehensive income or loss.

The Company evaluates the carrying value of investments for impairment on a quarterly basis. In its impairment analysis, the Company takes into consideration numerous criteria, including the duration and extent of any decline in fair value, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value and recent events specific to the issuer or industry. If a decline in value is determined to be other-than-temporary, the carrying value of the security is written down to fair value in the statement of operations.

h)

Equipment

Equipment assets are stated at cost less accumulated depreciation and accumulated impairment losses.  The cost of an item consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use.  Depreciation is recorded at the following rates:

Vehicles	3 years straight line basis
Office equipment and computers	3 years straight line basis
Mining equipment and machinery	3 years straight line basis

In the year of acquisition, depreciation is provided at one-half the normal rate.  An item of equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset.  Any gain or loss arising on disposal of the asset,

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

3.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)     Impairment of Non-Financial Assets

Impairment tests on intangible assets with indefinite useful economic lives are undertaken annually at the financial year-end.  Other non-financial assets, including exploration and evaluation assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly.

Where it is possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit, which is the lowest group of assets in which the asset belongs for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets.  The Company has one cash-generating unit for which impairment testing is performed.

An impairment loss is recognized in the statement of operations, except to the extent they reverse gains previously recognized in other comprehensive income or loss.

j)    Decommissioning Liabilities

The Company is subject to various government laws and regulations relating to environmental disturbances caused by exploration and evaluation activities.  The Company records the present value of the estimated costs of legal and constructive obligations required to restore the exploration sites in the period in which the obligation is incurred.  The nature of the rehabilitation activities includes restoration, reclamation and re-vegetation of the affected exploration sites.

The rehabilitation provision generally arises when the environmental disturbance is subject to government laws and regulations.  When the liability is recognized, the present value of the estimated costs is capitalized by increasing the carrying amount of the related mining assets.  Over time, the discounted liability is increased for the changes in present value based on current market discount rates and liability specific risks.

Additional environmental disturbances or changes in rehabilitation costs will be recognized as additions to the corresponding assets and rehabilitation liability in the period in which they occur.

k)

Share Capital

i)

   Non-monetary consideration

Agent’s warrants, stock options and other equity instruments issued as purchase consideration in non-monetary transactions other than as consideration for mineral properties are recorded at fair value determined by management using the Black-Scholes option pricing model. The fair value of the shares issued is based on the trading price of those shares on the TSX.V on the date of the agreement to issue shares as determined by the Board of Directors. Proceeds from unit placements are allocated between shares and warrants issued according to their relative fair value using the residual method.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)    Share Capital (Continued)

ii)

Flow-through shares

The Company will from time to time, issue flow-through common shares to finance a significant portion of its exploration program.  Pursuant to the terms of the flow-through share agreements, these shares transfer the tax deductibility of qualifying resource expenditures to investors.  On issuance, the Company bifurcates the flow-through share into i) a flow-through share premium, equal to the estimated premium, if any, investors pay for the flow-through feature, which is recognized as a liability, and ii) share capital.  Upon expenses being incurred, the Company derecognizes the liability and recognizes a deferred tax liability for the amount of tax reduction renounced to the shareholders.  The premium is recognized as other income and the related deferred tax is recognized as a tax provision.

Proceeds received from the issuance of flow-through shares are restricted to be used only for Canadian resource property exploration expenditures within a two-year period.  The portion of the proceeds received but not yet expended at the end of the Company’s period is disclosed separately as flow-through expenditure commitments.

The Company may also be subject to a Part XII.6 tax on flow-through proceeds, renounced under the Look-back Rule, in accordance with Government of Canada flow-through regulations.  When applicable, this tax is accrued as a financial expense until paid.

iii)   Share-based payments

The share option plan allows Company employees and consultants to acquire shares of the Company. The fair value of options granted is recognized as an employee or consultant expense with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The fair value is measured at grant date, and each tranche is recognized using the graded vesting method over the period during which the options vest. The fair value of the options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest.

In situations where equity instruments are issued to non‐employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share‐based payment. Otherwise, share‐based payments are measured at the fair value of goods or services received.

iv)  Share issuance costs

Costs directly identifiable with the raising of share capital financing are charged against share capital. Share issuance costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issuance costs related to uncompleted share subscriptions are charged to operations.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

l)

Income Taxes

Income tax expense comprises of current and deferred tax.  Current tax and deferred tax are recognized in net  income  except  to  the  extent  that  it  relates  to  a  business  combination  or  items  recognized  directly  in equity or in other comprehensive income or loss.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years.  Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax base, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized.  At the end of each reporting period the Company reassesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Income tax expense comprises of current and deferred tax.  Current tax and deferred tax are recognized in net income except to the extent that it relates to a business combination or items recognized directly in equity or in other comprehensive income or loss.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years.  Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year-end date.

m)

Loss Per Share

Basic loss per share is calculated by dividing the loss for the period by the weighted average number of common shares issued and outstanding during the period. Diluted loss per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period. Basic and diluted loss per share is equal as outstanding stock options and warrants were all anti-dilutive.

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

4.

FUTURE ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

The following standards and interpretations have not been in effect as they will only be applied for the first time in future periods. They may result in consequential changes to the accounting policies and other note disclosures. The Company has not yet assessed the impacts of the standards or determined whether it will adopt the standards early.

IFRS 9 – Financial Instruments - IFRS 9 establishes the requirements for recognizing and measuring financial assets and financial liabilities. This new standard is effective January 1, 2013 with earlier application permitted.

IFRS 10 - Consolidated Financial Statements - IFRS 10 supersedes IAS 27: Consolidated and Separate Financial Statements and establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. This new standard is effective January 1, 2013 with earlier application permitted.

IFRS 11 - Joint Arrangements - IFRS 11 establishes principles for financial reporting by parties to a joint arrangement and supersedes IAS 31: Interests in Joint Ventures and SIC 13: Jointly Controlled Entities - Non- Monetary Contributions by Venturers. This new standard is effective January 1, 2013 with earlier application permitted.

IFRS 12 - Disclosure of Interests in Other Entities - IFRS 12 applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. This new standard is effective January 1, 2013 with earlier application permitted.

IAS 12 - Income Taxes - IAS 12 addresses the recovery of underlying assets. This amendment is effective January 1, 2012 with earlier application permitted.

IAS 27 - Separate Financial Statements - IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9. This new standard is effective January 1, 2013 with earlier application permitted.

IAS 28 - Investments in Associates and Joint Ventures - IAS 28 prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. This amendment is effective January 1, 2013 with earlier application permitted.

5.

AVAILABLE-FOR-SALE INVESTMENTS

	As of February 29, 2012		As of February 28, 2011
	Shares	Fair Value	Shares	Fair Value

Klondike Silver Corp.	34,350	$ 7,385	687,000	$ 27,480
Anglo Swiss	333,000	26,667	-	-
		$ 34,052		$ 27,480

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

6.

EQUIPMENT

Costs
Machinery/
	Vehicles	Computers	Equipment	Total
Balance March 1, 2010	$ -	$ -	$ -	$ -
Additions	-	-	-	-
Balance February 28, 2011	-	-	-	-
Additions	29,550	13,901	11,774	55,225
Balance February 29, 2012	$ 29,550	$ 13,901	$ 11,774	$ 55,225

Accumulated Depreciation
Machinery/
	Vehicles	Computers	Equipment	Total
Balance March 1, 2010	$ -	$ -	$ -	$ -
Additions	-	-	-	-
Balance February 28, 2011	-	-	-	-
Depreciation	1,735	299	395	2,429
Balance February 29, 2012	$ 1,735	$ 299	$ 395	$ 2,429

Net Carrying Amount
Machinery/
	Vehicles	Computers	Equipment	Total
Balance March 1, 2010	$ -	$ -	$ -	$ -
Additions	-	-	-	-
Balance February 28, 2011	-	-	-	-
Additions	-	-	-	-
Balance February 29, 2012	$ 27,815	$ 13,602	$ 11,379	$ 52,796

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

7.    EXPLORATION AND EVALUATION ASSETS

For the year ended February 29, 2012:

	Cranbrook Claims	Red Point	Sedex Group	Hope Claims	Chapleau Claims	Ontario Claims	Yukon Claims
	B.C.	B.C.	B.C.	B.C.	Ontario	Ontario	Yukon	Total

Acquisition costs (net of option income)	$ (25,000)	$ -	$ -	$ 7,670	$ -	$ 48,100	$ 1,224,367	$ 1,255,137
Exploration costs:
Assay	-	-	-	172	-	-	15,734	15,906
Equipment rental	378	-	-	-	-	-	47,760	48,138
Field office	488	-	-	-	-	-	11,018	11,506
Geology and mapping	19,070	600	-	-	-	1,329	318,648	339,647
Line cutting and trenching	-	-	-	-	-	-	18,838	18,838
Property maintenance	52,590	-	8,180	2,151	-	-	69,154	132,075
Travel	278	-	-	-	-	-	12,398	12,676
Total current exploration costs	72,804	600	8,180	2,323	-	1,329	493,550	578,786
Total costs incurred during the period	47,804	600	8,180	9,993	-	49,429	1,717,917	1,833,923

Properties written off	(21,238)	-	-	-	(1,576,974)	(49,168)	-	(1,647,380)
Balance, February 28, 2011	1,730,250	913,102	943,877	-	1,576,974	432,913	32,644	5,629,760
Balance, February 29, 2012	$1,756,816	$ 913,702	$ 952,057	$ 9,993	$ -	$ 433,174	$ 1,750,561	$ 5,816,303

Historical Costs:
Acquisition	$ (9,819)	$ 125,312	$ -	$ 7,670	$ -	$ 66,810	$ 1,224,367	$ 1,414,340
Exploration	1,766,635	788,390	952,057	2,323	-	366,364	526,194	4,401,963
	$1,756,816	$ 913,702	$ 952,057	$ 9,993	$ -	$ 433,174	$ 1,750,561	$ 5,816,303

KLONDIKE GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(Expressed in Canadian dollars)

7.   EXPLORATION AND EVALUATION ASSETS (Continued)

  For the year ended February 28, 2011:

	Cranbrook Claims	Red Point	Sedex Group	Chapleau Claims	Ontario Claims	Yukon Claims	Total
	B.C.	B.C.	B.C.	Ontario	Ontario	Yukon	Total

Acquisition costs (net of option income)	$ (48,337)	$ -	$ -	$ -	$ 11,750	$ -	$ (36,587)
Exploration costs:
Administration	-	-	-	2,304	-	-	2,304
Assaying	3,668	144	-	2,062	-	-	5,874
Drilling	256,095	-	-	-	-		256,095
Equipment rental	18,901	1,196	-	8,324	24,000	-	52,421
Field supplies	618	-	-	22	-	-	640
Field office	1,998	180	-	-	-	-	2,178
Geology and mapping	102,716	2,154	3,368	4,951	100	-	113,289
Property maintenance	23,885	353	413	815	-	-	25,466
Travel	638	-	113	-	-		751
Total current exploration costs	408,519	4,027	3,894	18,478	24,100	-	459,018
Total costs incurred during the period	360,182	4,027	3,894	18,478	35,850		422,431

Properties written off	(6,507)	-	-	-	-	-	(6,507)
Balance, March 1, 2010	1,376,575	909,075	939,983	1,558,496	397,063	32,644	5,213,836
Balance, February 28, 2011	$ 1,730,250	$ 913,102	$ 943,877	$ 1,567,974	$ 432,913	$ 32,644	$ 5,629,760

Historical Costs:
Acquisition	$ 15,181	$ 125,312	$ -	$ 449,652	$ 66,810	$ 26,000	$ 682,955
Exploration	1,715,069	787,790	943,877	1,127,322	366,103	6,644	4,946,805
	$ 1,730,250	$ 913,102	$ 943,877	$ 1,576,974	$ 432,913	$ 32,644	$ 5,629,760

7.    EXPLORATION AND EVALUATION ASSETS (Continued)

a)

Certain of the claims are subject to royalty payments ranging from 5% to 10% of net profits and from ¼% to 4% of net smelter returns.

b)

Cranbrook Claims, B.C.

i)

These claims are a large non-contiguous group of claims acquired by staking and option agreements.

ii)   Outstanding commitments were as follows:

Golden Egg	50,000 shares 90 days after commercial production.

iii)  Ron Gold, B.C.

The Company optioned its Ron Gold property to Anglo Swiss Resources Inc in September 2009 and amended the agreement in September 2011, wherein they can earn up to a 60% interest. The Ron Gold Property is grouped within the Cranbrook Claims. Amended consideration consists of $175,000 ($125,000 received), 433,333 shares (received), and incurring up to $650,000 in exploration expenditures by September 2014. This Agreement is subject to an underlying agreement with an arm’s length party that comes with a 2% net smelter return royalty. Anglo may at any time purchase three-quarters (1.5%) of this royalty Interest from the original holder for $500,000. The Company also holds an additional royalty equal to 1% of net smelter returns. Anglo may at any time purchase 100% of this royalty from the Company for $500,000.

c)

Red Point, B.C.

The Company entered into an option agreement for the Red Point property located in Trail Creek Mining Division, British Columbia consisting of 12 mineral claims. Consideration was $105,000 cash (paid), 160,000 shares (issued) and total exploration expenditures of $210,000 (completed).

d)

Sedex Group, B.C.

These claims are a large non-contiguous group of claims acquired by option agreements from a company with related directors. The Company has completed its work commitment.

e)

Hope Claims, B.C.

These claims located West of Trail, BC have been staked by the Company.

f)

Chapleau Claims, Ontario

i)

The claims acquired by option agreement dated January 2, 2005 from companies with related directors to earn a 50% interest in the Chapleau district of Ontario were written off as no further work is planned.

7.    EXPLORATION AND EVALUATION ASSETS (Continued)

g)

Ontario Claims, Ontario

These claims are a non-contiguous group of claims acquired by staking and option agreements. Outstanding commitments were as follows:

Matarrow Mine	$42,500 cash (paid), 170,000 shares (issued). There is a 2% NSR, of which half may be purchased for $1,000,000.
Akweskwa West

$55,000 cash ($15,000 paid) and 450,000 shares (100,000 shares issued), payable over four years. There is a 3% NSR, 1% of which may be purchased for $1,500,000 and a further 1% purchased for a further $1,500,000.

Claims were returned to optionor as no further work is planned.

h)

Yukon Claims, Yukon

These claims are a large non-contiguous group of claims acquired by staking and option agreements.

The Company holds a 45% beneficial interest in a group of quartz claims and crown grants (the “Property”) located between Eldorado Creek and Upper Bonanza Creed, Dawson Mining Division, Yukon Territory.   A non-related company Klondike Star Mineral Corporation (“KSMC”) holds the remaining 55% beneficial interest to the Property.

On June 6, 2011, the Company along with KSMC entered into an option agreement with Lonestar Gold Inc. (“Lonestar”) whereby an option was granted to Lonestar to acquire up to 100% right, title and interest, legal and beneficial, in and to the group of claims.  Lonestar is able to acquire legal interest in increments by paying the Company and KSMC, according to percentage of beneficial ownership, as follows:

First Option, 50% undivided interest in and to the Property:

•

Issue 4,000,000 common shares;

•

Incur a minimum $750,000 in expenditures on the Property on or before May 30, 2012 (subsequently renegotiated to August 30, 2012);

•

Incur an additional $2,000,000 in expenditures on the Property on or before May 30, 2013;

•

Issue on or before May 30, 2013 an equal number of shares issued by Lonestar for each equity financing conducted.

Second Option, additional 25% undivided interest in and to the Property:

•

Incur an additional $15,000,000 in expenditures on the Property on or before May 30, 2014

•

Issue on or before May 30, 2014 an equal number of shares issued by Lonestar for each equity financing conducted.

•

Incur an additional $8,000,000 in expenditures on the Property on or before December 31, 2014

•

Issue on or before December 31, 2014 an equal number of shares issued by Lonestar for each equity financing conducted.

7.    EXPLORATION AND EVALUATION ASSETS (Continued)

h)   Yukon Claims, Yukon (Continued)

Third Option, additional 25% undivided interest in and to the Property:

•

Complete a bankable feasibility study on the property on or before December 14, 2014

•

Pay cash or in shares an amount calculated as: the number of total proven troy ounces of gold identified on the Property by a gold price factor.

8.    RELATED PARTY BALANCES AND TRANSACTIONS

 Key Management Compensation

	YEARS ENDED
	FEBRUARY 29 FEBRUARY 28
	2012	2011

Consulting and wages	$157,265	$56,750

Payments to key management personnel including the Directors and Officers, are wages and consulting fees and are directly related to their position in the organization.

Other Related Party Transactions

In addition to related party transactions disclosed in the available-for-sale investments note and the mineral properties note, the Company entered into the following transactions and had the following balances payable with related parties. The transactions were recorded at the exchange amount agreed to by the related parties. Balances outstanding are non-interest bearing, unsecured and had no specific terms for collection or repayment.

a)

Due to related parties comprised $120,017 (February 28, 2011- $247,796) payable to a company controlled by a director and $Nil (February 28, 2011- $431,886) to companies with common directors and $18,932 (February 28 2011- $Nil) to directors and officers.

b)

Under an annual renewable agreement for services and cost recovery, the Company was charged administration fees of $333,000 (February 28, 2011 - $316,000) by a company controlled by a director. The same company also charged $Nil (February 28, 2011 - $12,232) for automobile rental, and $Nil (February 28, 2011 - $9,000) for core storage facilities. The rental and storage charges were capitalized to mineral properties. The agreement can be terminated by either party with 30 days notice. The services to the Company included supervision and administration of the financial requirements of the Company’s business, producing quarterly accounts in accordance with public reporting requirements; communicating with various regulatory authorities to ensure compliance with all applicable laws; professional analysis and planning of exploration programs, assisting in the preparation of news releases, promotional materials and other documents required to be disseminated, responding to any requests for information and questions; providing secretarial services and legal consultation; office space, office furniture, boardroom facilities, photocopier, fax and such other amenities normally associated with office needs; and providing such other additional instructions and directions as required.

8.

RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

 Other Related Party Transactions (Continued)

c)

The Company has amounts receivable from companies with directors in common in the amount of $29,725 (February 28, 2011- $31,964) for expenses and shared mineral property costs. The advances are unsecured, non-interest bearing and have no fixed terms of repayment.  The Company has amounts receivable from directors of $35,000 (February 28 2011- $Nil) for a prepaid expense advance and a private placement.

d)

The Company’s loan payable to a company with a common director is non-interest bearing with no specific terms for repayment.

9.

SHARE CAPITAL

a)

Authorized: Unlimited common shares without par value.

b)

During the year ended February 29, 2012, the following private placements were completed:  In December 2011, 18,980,000 shares for total proceeds of $1,898,000.  In February 2012, 17,720,000 shares for total proceeds of $1,772,000. The private placements included 18,020,000 flow-through units.  In conjunction with the placements the Company paid cash commissions of $61,935.

c)

During the year ended February 28, 2011, the Company completed private placements for 9,804,000 units comprising one share and one half of one non-transferable share purchase warrant exercisable for a period of 36 months from the date of issue for total proceeds of $1,985,200. The private placements included 9,316,000 non flow-through units issued at $0.20 per unit and 488,000 flow-through units at $0.25 per unit. In conjunction with the placements the Company paid cash commissions on units brokered by its agents of $236,958 and issued 848,160 compensation warrants with a fair value of $142,800. 821,640 of the compensation warrants are excisable at $0.20 into a unit with each unit consisting of one common share and one half of one non-transferable warrant with each whole warrant exercisable at $0.25 into one common share for a period 24 months from the date of issue. 26,520 of the compensation warrants are excisable at $0.25 into a unit with each unit consisting of one common share and one half of one non-transferable warrant with each whole warrant exercisable at $0.30 into one common share for a period 24 months from the date of issue.

d)

A summary of the changes in warrants follows:

	NUMBER OF	WEIGHTED AVERAGE
	WARRANTS	EXERCISE PRICE

Balance, March 1, 2010	4,166,545	$1.37
Issued	5,750,160	0.25
Expired	(521,817)	1.50
Balance, February 28, 2011	9,394,888	0.71
Expired	(1,066,667)	1.50
Balance, February 29, 2012	8,328,221	$0.75

9.   SHARE CAPITAL (Continued)

d)     A summary of the changes in warrants follows (Continued)

As at February 29, 2012 the following share purchase warrants were outstanding:

TOTAL NUMBER OF WARRANTS	EXERCISE PRICES	EXPIRY DATE

281,560	$0.20	November 25, 2012
130,500	$0.20	December 16, 2012
508,667	$1.50	December 27, 2012
409,580	$0.20	December 29, 2012
26,520	$0.25	December 29, 2012
606,060	$2.25 / 3.00	July 25, 2013*
1,925,000	$0.25	November 25, 2013
1,542,500	$0.25	December 16, 2013
20,000	$2.25 / 3.00	December 28, 2013
1,190,500	$0.25	December 29, 2013

244,000	$0.30	December 29, 2013
710,000	$2.25 / 3.00	January 25, 2014
406,667	$1.50	September 30, 2014
326,667	$1.50	November 15, 2014
8,328,221

*On July 19, 2010, the Company extended the expiry date of 606,060 warrants from July 25, 2010 to July 25, 2013. The fair value for the warrant extensions amounted to $156,000.The fair values for the compensation warrant issue and warrant extensions were estimated at the date of issue or change using the Black-Scholes option pricing model with the following assumptions:

	FEBRUARY 29	FEBRUARY 28
	2012	2011

Average risk-free interest rate	-	1.7% - 1.8%
Expected life – actual remaining life used	-	2.0 – 3.0 years
Expected volatility	-	153% - 157%
Expected dividends	Nil	Nil

As at February 29, 2012 the weighted average remaining contractual life of the share purchase warrants was 1.65 years and the weighted average exercise price was $0.75 (February 28, 2011 -  2.42 years and $0.71).

e)

A summary of the changes in stock options follows:

	NUMBER OF	WEIGHTED AVERAGE
	OPTIONS	EXERCISE PRICE
Balance, March 1, 2010	1,279,667	$1.50
Cancelled or expired	(491,674)	1.50
Balance, February 28, 2011 and February 29, 2012	(787,993)	$1.50

9.     SHARE CAPITAL (Continued)

e)    A summary of the changes in options follows (Continued)

The following summarizes the stock options outstanding and exercisable as at February 29, 2011:

	NUMBER OF
	OPTIONS	REMAINING
EXERCISE	OUTSTANDING AND	CONTRACTUAL	EXPIRY
PRICE	EXERCISABLE	LIFE (YEARS)	DATE
$1.50	125,667	0.29	June 14, 2012*
$1.50	338,996	1.93	February 4, 2014
$1.50	323,330	4.93	February 2, 2017
	787,993

* Expired subsequent to year end unexercised.

As at February 29, 2012 the weighted average remaining contractual life of the options was 2.33 years and the weighted average exercise price was $1.50 (February 28, 2011 - 3.08 years and $1.50).

f)

  Share-based Payments

The Company has a stock option plan that provides for the issuance of options to its directors, officers, employees and consultants. The maximum number of outstanding options must be no more than 10% of the issued and outstanding shares at any point in time. All options have been granted with a term of five or seven years and were fully vested on the grant date.

g)

  Flow-Through Expenditure Commitments

During the year ended February 29, 2012, the Company raised $1,802,000 (February 28, 2011 - $122,000) in flow-through placements. As at February 29, 2012, the Company is committed to incur, on a best efforts basis, qualifying resource expenditures of $1,790,824 (February 28, 2011 - $89,198):

On or Before	February 29, 2012
December 31, 2012	$ 1,068,824
January 31, 2014	722,000
Total	$ 1,790,824

If the Company does not spend these funds in compliance with the Government of Canada flow-through regulations, it may be subject to litigation from various counterparties. The Company intends to fulfill its 2012 flow-through commitments within the given time constraints.  The Company was short in fulfilling its 2011 flow-through commitments by $65,610.

10.   ACQUISITION OF LONESTAR GOLD INC.

On December 29, 2011 the Company completed an exempt take-over bid to acquire a majority interest in the shares of Lonestar Gold Inc. (“Lonestar”) a privately held British Columbia company. The Company invited the shareholders of Lonestar to tender their shares for purchase through the issuance of three Klondike Gold shares for each single share of Lonestar tendered and accepted by the Company.  The Company issued 20,709,999 of its shares for 6,903,333 shares of Lonestar.  The Company's shareholdings in Lonestar are now 8,703,333 shares, of which 1,800,000 shares were acquired in connection to Note 7(h)), equating to a 79.82% ownership.

Total consideration paid equals the fair value of the Company’s shares on the acquisition date in the amount of $2,071,000.  The transaction has been accounted for as an asset acquisition under IFRS.  The consideration paid has been allocated to the acquired net assets based on their fair value at the date of acquisition.  The purchase price of the acquisition has been allocated as follows:

Net Assets Acquired
Current assets	$955,580
Equipment	43,574
Exploration and evaluation assets	1,635,024
Current liabilities	(22,630)
2,611,548
Non-controlling interest	540,548
$2,071,000

11.

MANAGEMENT OF CAPITAL

The Company manages its cash, common shares, stock options and warrants as capital. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company does not have any externally imposed capital requirements to which it is subject.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents.

In order to facilitate the management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.

In order to maximize ongoing exploration efforts, the Company does not pay out dividends. The Company’s investment policy is to keep its cash treasury on deposit in an interest bearing Canadian chartered bank account.

12.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial assets and financial liabilities are measured on an ongoing basis at fair value or amortized cost. The disclosures in the notes to these financial statements describe how the categories of financial instruments are measured and how income and expenses, including fair value gains and losses, are recognized.

As at February 29, 2012, the classification of the financial instruments, as well as their carrying values and fair values, are shown in the table below:

	HELD FOR TRADING	LOANS AND RECEIVABLES/ AMORTIZED COST	AVAILABLE-FOR-SALE	TOTAL CARRYING VALUE	FAIR VALUE
Financial assets
Cash	$ 3,124,521	$ -	$ -	$ 3,124,521	$ 3,124,521
Short term investments	800,000			800,000	800,000
Available-for-sale Investments	-	-	34,052	34,052	34,052
Reclamation Bonds	10,500	-	-	10,500	10,500
	$ 3,935,021 245,646	$ -	$ 34,052	$ 3,969,073	$ 3,969,073
Financial liabilities
Accounts payable and accrued liabilities	$ -	$ (488,230)	$ -	$ (488,230)	$ -
Accrued part XII.6 tax payable	-	(8,033)	-	(8,033)	-
Due to related parties	-	(138,949)	-	(138,949)	-
Loan Payable	-	(150,000)	-	(150,000)	-
	$ -	$ (785,212)	$ -	$ (785,212)	$ -

At February 29, 2012 and February 28, 2011, the Company’s financial instruments which are measured at fair value on a recurring basis are cash and marketable securities which are classified as Level 1.

The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop certain of these estimates. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies.

The methods and assumptions used to estimate the fair value of financial instruments are described below:

The Company is exposed to potential loss from various risks including commodity price risk, interest rate risk, currency risk, credit risk and liquidity risk. Based on the Company’s operations the liquidity risk and commodity price risk are considered the most significant.

12.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Continued)

The carrying values of the Company’s accounts payable and accrued liabilities were a reasonable approximation of fair value.

a)   Commodity Price Risk

The Company’s ability to raise capital to fund exploration or development activities is subject to risk associated with fluctuations in the market prices of base and precious metals including gold, silver, zinc and lead, and the outlook for these metals. The Company does not have any hedging or other derivative contracts respecting its operations.

Market prices for metals historically have fluctuated widely and are affected by numerous factors outside of the Company’s control, including, but not limited to, levels of worldwide production, short-term changes in supply and demand, industrial and retail demand, central bank lending, and forward sales by producers and speculators. The Company has elected not to actively manage its commodity price risk, as the nature of Company’s business is in exploration.

b)

  Liquidity Risk

The liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk through careful management of its financial obligations in relation to its cash position. Using budgeting processes the Company manages its liquidity requirements based on expected cash flow to ensure there are adequate funds to meet the short term obligations during the year.

During the past year the Company has been able to maintain its liquidity position through private placements.

13.   INCOME TAXES

The recovery of income taxes shown in the statements of loss and deficit differs from the amounts obtained by applying statutory Federal and Provincial tax rates to the years ended February 2012 and 2011:

	2012	2011
Statutory tax rate	26%	28%
	$	$
Income tax recovery at statutory rates	(629,000)	(179,000)
Effect of change in tax rates	10,000	48,000
Non-deductible permanent differences	1,000	1,000
Valuation allowance and other	614,320	137,564
	3,680	(7,564)

The Company is permitted, under Canadian income tax legislation, to renounce flow-through related resource expenditures to investors in advance of the Company incurring the expenditure.  In accordance with this legislation, the Company has twelve months following the effective date of renunciation to incur the expenditures.  The Company begins incurring interest charges for unspent funds after one month and fees for unspent funds at the end of the calendar year following the effective date of renunciation, and until such time as funds are fully expended.

13.    INCOME TAXES (Continued)

The significant components of the Company’s future income taxes are as follows:

	2012	2011
	$	$
Capital assets	14,000	-
Non-capital loss carry forwards	1,670,000	1,425,000
Capital loss carry forwards	668,000	668,000
Resource deductions	1,649,000	1,328,000
Share issue costs	62,000	85,000
	4,063,000	3,506,000
Valuation allowance for future income tax assets	(4,063,000)	(3,506,000)
	-	-

The Company has available non-capital tax losses of approximately $5,342,000 which may be carried forward and offset against future Canadian taxable income.  The losses expire as follows:

Expiry Date	$

2015	602,000
2026	676,000
2027	617,000
2028	785,000
2029	1,392,000
2030	908,000
2031	721,000
2032	968,000
6,669,000

The Company has capital losses carried forward of $5,326,000 that may be carried forward indefinitely.

The Company has resource pools of approximately $12,415,000 available to offset future taxable income.  The tax benefit of these amounts is available for carry-forward indefinitely.

14.   SUBSEQUENT EVENTS

        Subsequent to the period ended February 29, 2012:

a)

The Company announced a take-over bid for a majority equity interest in the common voting shares of Klondike Star Mineral Corporation (“Klondike Star”) a publicly traded Delaware company.  The Company has invited the shareholders of Klondike Star to exchange their common shares for the Company’s common shares on the basis of four (4) Klondike Star shares for one (1) share of the Company.  The offer is subject to the tender of a sufficient number of Klondike Star shares to provide the Company with a minimum 66.6% interest in Klondike Star.

14.   SUBSEQUENT EVENTS (Continued)

b)

The Company granted incentive stock option on 2,000,000 shares in the capital of the Company to directors and officers and on 2,000,000 shares to consultants and employees of the Company.   The options are exercisable for a period of five years at a price of $0.20 per share.

c)

The Company announced it had entered into an option agreement with PJX Resources Inc. (“PJX”).  The agreement allows PJX to obtain a 50% undivided interest to the Company’s Vine Project located in British Columbia.  To earn its interest PJX must spend $1,500,000 on the property over five years, of which $1,000,000 must be for drilling, and issue 200,000 shares.

d)

The Company purchased two mining claims from Kootenay Silver Inc. These claims are contiguous with the Company’s Hughes Range property in British Columbia.  The terms of the agreement are a onetime payment of $10,000 and should either of these two claims go into commercial production the Company will issue 250,000 shares to Kootenay Silver Inc.

15.   FIRST TIME ADOPTION OF IFRS

The Company’s financial statements for the year ending February 29, 2012 are the first annual financial statements prepared in accordance with IFRS.  IFRS 1, First Time Adoption of International Financial Reporting Standards, requires that comparative financial information be provided.  As a result, the first date at which the Company has applied IFRS was March 1, 2010 (the “Transition Date”).  IFRS 1 requires first time adopters to retrospectively apply all the effective IFRS standards as of the reporting date of February 29, 2012.  However, it also provides for certain optional exemptions and certain mandatory exceptions for first time IFRS adoption.  Prior to the transition to IFRS, the Company prepared its financial statements in accordance with Canadian GAAP.

In preparing the Company’s opening IFRS financial statements, the Company has adjusted amounts reported previously in financial statements prepared in accordance with Canadian GAAP.

The Company has applied the following exemptions to its opening statement of financial position dated March 1, 2010:

a)   Business Combinations

IFRS1 indicates that a first-time adopter may elect not to apply IFRS 3 ‘Business Combinations’ retrospectively to business combinations that occurred before the date of transition to IFRS. The Company has taken advantage of this election and will apply IFRS 3 to business combinations that occur on or after March 1, 2010. There is no adjustment required to the March 1, 2010 statement of financial position on the transition date.

b)   Share-based Payments

IFRS 1 encourages, but does not require, first-time adopters to apply IFRS 2 Share-based Payments to equity instruments that were granted on or before November 7, 2002, or equity instruments that were granted subsequent to November 7, 2002 and vested before the later of the date of transition to IFRS and January 1, 2005. The Company has elected not to apply IFRS 2 to awards that vested prior to March 1, 2010.

15.   FIRST TIME ADOPTION OF IFRS (Continued)

c)   Consolidated and Separate Financial Statements

In accordance with IFRS 1, if a company elects to apply IFRS 3 ‘Business Combinations’ retrospectively, IAS 27 Consolidated and Separate Financial Statements must also be applied retrospectively. As the Company elected to apply IFRS 3 prospectively, the Company has also elected to apply IAS 27 prospectively.

d)   Decommissioning Liabilities

The company has elected to apply the exemption from full retrospective application of decommissioning provisions as allowed under IFRS 1.  As a result, the Company has re-measured the provisions at March 1, 2010 under IAS 37 Provisions, Contingent Liabilities and Contingent Assets and determined that there is no adjustment required to the March 1, 2010 statement of financial position on the transition date.

e)    Financial Instruments

The Company has elected to designate its cash and cash equivalents as FVTPL upon initial recognition in accordance with an investment strategy that management uses to evaluate performance on a fair value basis. This designation had no impact on the results and financial position of the Company as these financial assets were classified as held-for-trading under Canadian GAAP and recorded at fair value.

IFRS 1 also outlines specific guidelines that a first-time adopter must adhere to under certain circumstances. The Company has applied the following guidelines to its opening statement of financial position dated March 1, 2010:

Estimates

In accordance with IFRS 1, an entity’s estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under previous GAAP, unless there is objective evidence that those estimates were in error. The Company’s IFRS estimates as of March 1, 2010 are consistent with its GAAP estimates for the same date.

IFRS employs a conceptual framework that is similar to Canadian GAAP. However, some differences exist in certain matters of recognition, measurement and disclosure. The adoption of IFRS has resulted in reclassifications in the Company’s reported financial position as at March 1, 2010, May 31, 2010 and February 28, 2011. In order to allow the users of the financial statements to better understand these changes, the Company’s Canadian GAAP statements of operations and comprehensive loss and cash flows for May 31, 2010 and February 28, 2011 have been reconciled to IFRS, with the resulting differences explained, below.

15.   FIRST TIME ADOPTION OF IFRS (Continued)

Explanation of Reconciling Differences

a)

Flow-Through Shares

Under IFRS, the Company bifurcates the flow-through share into i) a flow-through share premium, equal to the estimated premium, if any, investors pay for the flow-through feature, which is recognized as a liability, and ii) share capital.  Upon expenses being incurred, the Company recognizes a deferred tax liability for the amount of the tax deduction renounced to the shareholders and the premium liability is reversed.  The reversal of the premium liability and the deferred tax liability are recognized as tax recoveries to the extent that suitable deferred tax assets are available.  Under Canadian GAAP, the Company recorded the tax cost of expenditures renounced to subscribers on the date the deductions were renounced to the subscribers. Share capital was reduced and future income tax liabilities were increased by the tax cost of expenditures renounced to the subscribers, except that the amount was recognized as a tax recovery to the extent that suitable future tax assets were available.

As a result, for issuances of flow‐through shares for which expenditures have been incurred, share capital was increased by $2,688,300 at the date of transition (February 28, 2011 ‐ increased by $2,895,600) and deficit was increased by $2,702,550 on the date of transition (February 28, 2011 ‐ $2,926,686). The effect on net loss for the year ended February 28, 2011 was a recovery of $224,136.

Where flow‐through shares were issued at a premium but expenditures were not incurred by the end of the reporting period, a liability is shown in “Flow‐through Share Premium Liability”. This resulted in a liability of $14,250 on the date of transition (February 28, 2011 ‐ $16,836).

b)

Reclassification Within Equity

IFRS requires an entity to present for each component of equity, reconciliation between the carrying amount at the beginning and end of the period, separately disclosing each change. The Company examined its “Contributed Surplus” and “Accumulated Other Comprehensive (Income) Loss” accounts and concluded that as at the Transition Date, the balance of $2,298,834 (February 28, 2011 - $2,597,634) relates to “Share-based Payments Reserve” and “Available-For-Sale Financial Assets Reserve” was a loss of $6,240 (February 28, 2011 – loss of $7,675).  The amounts in “Contributed Surplus” and “Accumulated Other Comprehensive (Income) Loss” have been reclassified to “Reserves” in the statement of financial position.  The “Share-based Payments Reserve” and the “Available-for-Sale Financial Assets Reserve” is separately disclosed on the statement of changes in equity.

15.   FIRST TIME ADOPTION OF IFRS (Continued)

       Reconciliation of Statements of Financial Position

		MARCH 1, 2010			FEBRUARY 28, 2011
			EFFECT OF			EFFECT OF
		CANADIAN	TRANSITION		CANADIAN	TRANSITION
	NOTE	GAAP	TO IFRS	IFRS	GAAP	TO IFRS	IFRS

ASSETS
Current Assets
Cash		$560,470	$-	$560,470	$687,887	$-	$687,887
GST/HST recoverable		34,535	-	34,535	47,180	-	47,180
Prepaid expenses		6,843	-	6,843	34,800	-	34,800
		601,848		601,848	769,867		769,867
Related Party Advances		30,377	-	30,377	31,964	-	31,964
Available-for-sale Investments		89,655	-	89,655	27,480	-	27,480
Reclamation Bond		3,500	-	3,500	10,500	-	10,500
Mineral Property Costs		5,213,836	-	5,213,836	5,629,760	-	5,629,760
TOTAL ASSETS		$5,939,216	$-	$5,939,216	$6,469,571	$-	$6,469,571

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities		$724,795	$-	$724,795	$453,389	$-	$453,389
Accrued part XII.6 tax payable		101,053	-	101,053	48,256	-	48,256
Due to related parties		724,332	-	724,332	679,682	-	679,682
		1,550,180	-	1,550,180	1,181,327	-	1,181,327
Flow-through Share Premium Liability		-	14,250	14,250	-	16,836	16,836
		1,550,180	14,250	1,564,430	1,181,327	16,836	1,198,163
SHAREHOLDERS’ EQUITY
Share Capital	a	42,453,474	2,688,300	45,141,774	44,136,366	2,895,600	47,031,966
Share Subscriptions		202,500	-	202,500	-	-	-
Contributed Surplus	b	2,298,834	(2,298,834)	-	2,597,634	(2,597,634)	-
Accumulated Other Comprehensive Income (Loss)	b	9,500	(9,500)	-	(7,675)	7,675	-
Reserves	b	-	2,308,334	2,308,334	-	2,604,209	2,604,209
Deficit	a	(40,575,272)	(2,702,550)	(43,277,822)	(41,438,081)	(2,926,686)	(44,364,767)
		4,389,036	(14,250)	4,374,786	5,288,244	(16,836)	5,271,408
TOTAL LIABILITIES AND EQUITY		$5,939,216	$-	$5,939,216	$6,469,571	$-	$6,469,571

15.   FIRST TIME ADOPTION OF IFRS (Continued)

Reconciliation of Statements of Operations and Comprehensive Loss

	YEAR ENDED
	FEBRUARY 28
	2011
		EFFECT OF
	CANADIAN	TRANSITION
	GAAP	TO IFRS	IFRS

Expenses
Administration	$326,000	$-	$326,000
Consulting	64,420	-	64,420
Interest and bank charges	5,120	-	5,120
Office miscellaneous	26,555	-	26,555
Part XII.6 tax	110,502	-	110,502
Professional fees	60,687	-	60,687
Regulatory and stock transfer fees	56,837	-	56,837
Travel and promotion	(35,125)	-	(35,125)

Loss Before Other Income (Expenses)	(614,996)	-	(614,996)
Net revenue from petroleum interests	2,515	-	2,515
Gain (loss) on sale of investments	(12,121)	-	(12,121)
Mineral properties abandoned and written off	(6,507)	-	(6,507)
	(631,109)	-	(631,109)
Future Income Tax (Expense) Recovery	(231,700)	224,136	(7,564)
Net Loss For The Period	(862,809)	224,136	(638,673)

Other Comprehensive Income (Loss)
Net unrealized gains (losses) on available-for-sale investments	(17,175)	-	(17,175)

Net Comprehensive Loss For The Period	$(879,984)	$224,136	$(655,848)

15.   FIRST TIME ADOPTION OF IFRS (Continued)

  Reconciliation of Cash flows

	YEAR ENDED
	FEBRUARY 28
	2011
		EFFECT OF
	CANADIAN	TRANSITION
	GAAP	TO IFRS	IFRS

Cash Provided By (Used In):
Operating Activities
Net loss for the period	$(862,809)	$224,136	$(638,673)
Adjust for items not requiring an outlay of cash:
Loss on investments	12,121	-	12,121
Mineral properties abandoned and written off	6,507	-	6,507
Future income tax expense (recovery)	231,700	(224,136)	7,564
	(612,481)		(612,481)
Changes in non-cash operating assets and liabilities:
GST/ HST recoverable	(12,645)	-	(12,645)
Related party advances	(1,587)	-	(1,587)
Prepaid expenses	(27,957)	-	(27,957)
Accounts payable and accrued liabilities	(385,438)	-	(385,438)
Accrued Part XII.6 tax payable	(52,797)	-	(52,797)
Due to related parties	(44,650)	-	(44,650)
	(1,137,555)	-	(1,137,555)
Investing Activities
Reclamation bonds	(7,000)	-	(7,000)
Mineral property costs	(507,566)	-	(507,566)
Proceeds from sale of investments	32,879	-	32,879
	(481,687)	-	(481,687)
Financing Activities
Shares issued for cash	1,983,617	-	1,983,617
Share issue costs	(236,958)	-	(236,958)
	1,746,659	-	1,746,659

Increase (Decrease) In Cash	127,417		127,417
Cash, Beginning Of The Period	560,470	-	560,470
Cash, End Of The Period	$687,887	$-	$687,887

KLONDIKE STAR MINERAL CORP.

FINANCIAL REPORTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Klondike Star Mineral Corporation:

We have audited the accompanying consolidated balance sheets of Klondike Star Mineral Corporation (the “Company”) (an exploration stage company) as at February 29, 2012 and February 28, 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended and the cumulative period from March 1, 2010 to February 29, 2012.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 29, 2012 and February 28, 2011 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Dale Matheson Carr-Hilton Labonte LLP

 CHARTERED ACCOUNTANTS

Vancouver, Canada

 November 30, 2012

KLONDIKE STAR MINERAL CORPORATION
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

		February 29, 2012		February 28, 2011
ASSETS				
Current assets				
Cash	$	43,384	$	2,717
Prepaids and deposits		18,243		-
Placer gold		43,705		34,840
Short term investment		44,000		-
		149,332		37,557
Equipment		-		126,650
	$	149,332	$	164,207
LIABILITIES AND STOCKHOLDERS' DEFICIT				
Current liabilities				
Accounts payable	$	96,425	$	443,736
Accrued liabilities		20,000		-
Advances payable		500,000		500,000
Due to related parties		393,436		772,984
		1,009,861		1,716,720
Stockholders' deficit				
Common stock $0.001 par value, 200,000,000 common shares authorized, 68,653,461 issued and outstanding at February 29, 2012 (2011 - 53,210,311)		6,865		5,321
Additional paid in capital		61,894,604		61,221,100
Deficit accumulated during exploration stage		(62,778,338)		(62,786,409)
Accumulated other comprehensive income		16,340		7,475
		(860,529)		(1,552,513)
	$	149,332	$	164,207

The accompanying notes are an integral part of these consolidated financial statements

Approved on behalf of the Board of Directors on November 30, 2012:

“George Wakim”	“Rene Huessy”
Director	Director

KLONDIKE STAR MINERAL CORPORATION
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	Year ended February 29 2012	February 28 2011	From March 1, 2010 to February 29, 2012
Cash flows used in operating activities:			
Net income (loss)	$ 8,071	$ (147,447)	$ (139,376)
Non cash items:			
Gain on settlement of debt	(329,222)	-	(329,222)
Mineral property income	(44,000)	-	(44,000)
Changes in operating assets and liabilities:			-
Prepaids and deposits	(18,243)	-	(18,243)
Accounts payable	22,219	26,250	48,469
Due to related parties	249,554	112,343	361,897
Net cash used in operating activities	(111,621)	(8,854)	(120,475)
Cash flows from financing activities			
Advances payable to related parties	21,668	9,871	31,539
Advances payable	3,970	(13,772)	(9,802)
Net cash provided by (used in) financing activities	25,638	(3,901)	21,737
Cash flows used in investing activities			
Proceeds received from sale of equipment	126,650	-	126,650
Net cash provided by investing activities	126,650	-	126,650
Net change in cash	40,667	(12,755)	27,912
Cash, beginning	2,717	15,472	15,472
Cash, ending	$ 43,384	$ 2,717	$ 43,384
Cash paid for			
Income tax	$ -	$ -	
Interest	$ -	$ -	
Non cash transactions:			
Issued 15,443,150 shares for the settlement of debt	$ 1,004,270	$ -	
Issued 9,126,825 shares for the settlement of debt	$ -	$ 365,073	

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Klondike Star Mineral Corporation (hereinafter "the Company") is engaged in mineral exploration in the Yukon Territory, Canada.  The Company was originally incorporated in 1999 under the laws of the State of Delaware. The Company was also registered in the Yukon Territory, Canada effective June 22, 2004.  The Company maintains its head office in Whitehorse, Yukon Territory, Canada.

The Company has a wholly owned subsidiary, Klondike Star Canada Inc. (“Klondike Star Canada”) which is inactive.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.  The Company is in the exploration stage.  It has not generated operating revenues to date, and has accumulated losses of $62,778,338 since inception.  The Company has funded its operations through the issuance of capital stock and debt.  Management plans to raise additional funds through equity and/or debt financings.  There is no certainty that further funding will be available as needed.  These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.  The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise new capital sufficient to fund its commitments and ongoing losses, and ultimately on generating profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars.  The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting  rights.  These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Klondike Star Canada (incorporated under the Canada Business Corporations Act).  All significant transactions and balances among the companies included in the consolidated financial statements have been eliminated. The Company has not produced revenues from its principal business and is an exploration stage company as defined by “Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities.”

Asset Retirement Obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.  The liability accretes until the Company settles the obligation.  To date the Company has not incurred any measurable asset retirement obligations.

Earnings/(loss) Per Share

The Company presents both basic and diluted earnings (loss) per share on the face of the statements of operations. Basic earnings/(loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings/(loss) per share gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted earnings/(loss) per share excludes all dilutive potential shares if their effect is anti-dilutive.

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, accounts payable, advances payable and amounts due to related parties approximates their carrying value due to their short-term nature.

Foreign Currency Translation

The Company’s functional currency is U.S. dollars.  Monetary assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rates during the year.  Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Mineral Exploration and Development Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.   Significant property acquisition payments for active exploration properties are capitalized.  If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mineral Properties

Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims.  Costs to maintain the mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment.  Should a property be abandoned, its unamortized capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties abandoned or sold based on the proportion of claims abandoned or sold to the claims remaining within the project area.

Equipment

Equipment is stated at cost.  Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

Provision for Taxes

Income taxes are determined using the liability method. Deferred tax assets and liabilities, if any, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's financial statements.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period.  Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions which could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Recently Adopted Accounting Guidance

Recent pronouncements with future effective dates are either not applicable or are not expected to be significant to the consolidated financial statements of the Company.

NOTE 3 – PLACER GOLD

The Company owns 1 kilogram of placer gold. The gold is currently being held by two debt holders and is being used as security against a loan (Note 7).

NOTE 4 – EQUIPMENT

During the year ended February 29, 2012, the Company sold of all their equipment for $126,650. The Company did not realize any gain or loss on the disposal of the equipment.

NOTE 5 – MINERAL PROPERTY

The Company holds a 55% beneficial interest in a group of mining claims located between Eldorado Creek and Upper Bonanza Creek in the Yukon Territory (the “Property”).

On June 6, 2011, the Company entered into an option agreement (the “Agreement”) with Klondike Gold Corp (“Klondike Gold”), the beneficial owner of 45% of the claims, and Lonestar Gold Inc. (“Lonestar Gold”) to grant Lonestar a 100% interest in the Property in 3 separate stages.

A summary of the conditions that needs to be fulfilled by Lonestar in order to exercise the option is as follows:

First stage (acquisition of 50% interest):

•

Issue 4,000,000 common shares (issued).

•

Incur $750,000 in expenditures on the Property prior to August 31, 2012 (incurred).

•

Incur an additional $2,000,000 in expenditures prior to May 30, 2013.

•

Issue on/before May 30, 2013 an additional number of common shares to Klondike Gold and the Company for each equity financing conducted by the Company for the purpose of raising funds to carry out the minimum required work commitments for the period ending May 30, 2013.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

Second stage (acquisition of an additional 25% interest):

•

Incur an additional $15,000,000 in expenditures on or before May 30, 2014.

•

Issue on/before May 30, 2014, an additional number of common shares to Klondike Gold and the Company for each equity financing conducted by the Company for the purpose of raising funds to carry out the minimum required work commitments for the period ending May 30, 2014.

•

Incur an additional $8,000,000 in expenditures on or before December 31, 2014.

•

Issue on/before December 31, 2014, an additional number of common shares for each equity financing conducted by the Company for the purpose of raising funds to carry out the minimum required work commitments for the period ending December 31, 2014.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

Third stage (acquisition of an additional 25% interest):

•

Complete a bankable feasibility study on or before December 31, 2014.

•

Payment in cash/shares an amount calculated by multiplying the number of total proven troy ounces of gold identified.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

NOTE 6 – RELATED PARTY TRANSACTIONS

The following amounts were due to related parties at February 29, 2012 and February 28, 2011:

Amounts due are unsecured, due on demand and bear no interest.

During the year ended February 29, 2012, the Company incurred management fees of $120,000 (2011-$67,500) to its President.

During the year ended February 29, 2012, the Company incurred management fees of $84,730 (2011-$20,000) to its former President.

During the year ended February 29, 2012, the Company issued shares to the following related parties in settlement of debt (Note 8):

•

3,579,100 common shares to its President in settlement of debt of $178,955;

•

6,436,300 common shares to its former President in settlement of debt of $321,815; and

•

3,000,000 common shares to a director in settlement of debt of $150,000.

A gain on debt settlement of $520,616 was realized with the settlement and has been included in additional paid in capital.

During the year ended February 28, 2011, the Company issued shares to the following related parties in settlement of debt (Note 8):

•

2,667,750 common shares to its President in settlement of debt of $106,710;

•

5,409,075 common shares to its former President in settlement of debt of $216,363; and

•

1,050,000 common shares to a director in settlement of debt of $42,000.

There were no gains or losses in conjunction with the settlement.

NOTE 7 – ADVANCE PAYABLE

As at February 29, 2012 and February 28, 2011, the Company owed $500,000 in advances payable to two shareholders.  The advance is non interest bearing, due on demand and partially secured against the Company’s placer gold.

NOTE 8 – COMMON STOCK

During the year ended February 29, 2012, the Company issued 427,750 common shares and converted 2,000,000 Series A Preferred Stock for 2,000,000 common shares in settlement of debt of $353,500. The fair value of the common shares was $24,278, resulting in a gain on debt settlement of $329,222.

During the year ended February 29, 2012, the Company issued 13,015,400 common shares with a fair value of $130,154 in settlement of debt of $650,770 to related parties (Note 6). A gain on the settlement of debt of $520,616 has been recorded as an addition to additional paid in capital.

During the year ended February 28, 2011, the Company issued 9,126,825 common shares with a fair value of $365,073 in settlement of debt of $365,073 to related parties (Note 6). There was no gain or loss recorded on this transaction.

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of $0.0001 par value preferred stock.  The Company previously issued 2,000,000 preferred stock convertible to 10 common shares of common stock, non-cumulative and non-dividend bearing.  The Company’s board of directors will determine the specific features of each additional issuance of preferred shares.

SERIES A PREFERRED STOCK

Series A convertible preferred stock (“Series A”) is convertible into one common stock and one Series B preferred stock; non-cumulative, non-dividend bearing, non-voting and is subordinate to common stock in the event of liquidation, dissolution, or wind-up.  Each Series A shall be convertible, at the holders’ option, into one common stock and one Series B preferred stock, in the event the Company receives a notice of tender, as defined pursuant to Regulation 14D of the Securities Exchange Act of 1934, to purchase the majority of the issued and outstanding common stock of the Company. The Company shall not issue fractional shares of common stock resulting from conversion; a cash payment in lieu of fractional shares shall be made.  The conversion price shall be adjusted for any common stock dividends, subdivisions, combinations, or other adjustment.

SERIES B PREFERRED STOCK

Series B preferred stock is non-dividend bearing, non-convertible into any other class of Company stock, and is not eligible to participate in the distribution of Company assets in the event of liquidation, dissolution, or wind-up.  Each Series B preferred stock is entitled to vote for directors either at special or annual general meetings of shareholders.  Each Series B preferred stock is entitled to vote such number of votes per share as shall equal four shares of common stock.

SERIES C PREFERRED STOCK

The holders of Series C Preferred Stock are not entitled to dividends nor any assets in distribution upon the liquidation, dissolution or winding up of the Company, and are non-convertible. The holder of each share of Series C Preferred is entitled to cast such number of votes as is equal to seventy-five shares of common stock of the Company on the following matters:

(a)

The merger, consolidation or other combination of the Company with any other corporation or other business entity which shall not result in the Company being the surviving corporation;

(b)

The sale, or other transfer, of all, or substantially all, of the assets of the Company;

(c)

A tender offer or any other bid to acquire a controlling interest in the issued and outstanding common stock of the Company; or

(d) Any other transaction or series of transactions which will, or are intended to, directly or indirectly, to result in the effective change of control of the Company.

The holders of Series C Preferred Stock are required to cast the votes represented either “for” or “against” the matter submitted to a vote, in the same manner as the Board of the Company.

NOTE 10 – INCOME TAX

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes as follows:

The Company’s tax-effected deferred income tax assets and liabilities are estimated as follows:

At February 29, 2012 and February 28, 2011, the Company had a deferred tax asset that related to net operating losses.  A 100% valuation allowance has been established; as management believes it is more likely than not that the deferred tax asset will not be realized.

As at February 29, 2012, the Company has net operating loss carry forwards of approximately $25,149,866 (2011 – $25,060,968) to reduce future federal and state taxable income.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In 2008, a former officer filed a lawsuit in the Yukon Territories against the Company for unpaid wages. The estimated outcome of this litigation is unknown and cannot be reliably estimated at this time.

As at February 29, 2012, a claim which was brought against the Company for an unspecified amount of damages is also outstanding. The Company has filed a counterclaim for an unspecified amount. The outcome of this litigation is unknown and cannot be reliably estimated at this time.

During the year ended February 28, 2007, the Company entered into an agreement with J.A.E. Resources Ltd to acquire a 100% option on certain quartz claims within the Klondike region, Yukon Canada, with future cash payments of $50,000 CDN by May 31, 2008; $60,000CDN by May 31, 2009; $80,000 CDN by May 31, 2010; and work commitments totaling $300,000 CDN on the property before May 31, 2011. The Company is required to pay a royalty equal to 3% of net smelter returns should the property ever be brought into production. As at February 29, 2012, the Company has failed to meet these commitments and is no longer pursuing this prospect.

During the year ended February 28, 2007, the Company entered into an agreement with joint ventures collectively referred to as 19651 Yukon Inc. to acquire an option for a 49% interest in certain placer properties within the Klondike region, Yukon, Canada. As of February 29, 2008, the Company has a vested 24 percent interest in the claims, with further payments of $7,875 to be made in each of 2008, 2009 and 2010 to achieve the 49 percent interest.  The Company also has the option of purchasing, at its discretion, the remaining 51 percent interest in the 29 claims for $5,500 per claim on a pro-rated basis (29 x $5,500 x 0.51 = $81,345).  No exploration expenditures are required of the Company under the terms of the agreement. As at February 29, 2012, the Company has failed to meet these commitments and is no longer pursuing this prospect.

In October 2004, the Company entered into an agreement with a privately held company, which received the first right of refusal to purchase the majority of gold produced by the Company from the Klondike Mining District at a 2% discount from the LME spot price. The right of first refusal is subject to the Company proceeding through exploration, pre-feasibility, final feasibility and building of a producing mine on mineral claims in the Klondike Mining District. In consideration for such rights, the privately held company purchased 1,000,000 shares of the Company’s common stock at $2.50 per share on February 27, 2007. Further, subject to the execution of agreements giving effect to the transactions contemplated in the agreement, the privately held company shall receive the option to make further subscriptions for shares, subject to the same terms and conditions, following completion of the subscription of the first 1,000,000 shares, as follows:

1,000,000 shares at $3.50 by January 25, 2007
1,000,000 shares at $4.50 by January 25, 2008
1,000,000 shares at $5.50 by January 25, 2009
1,000,000 shares at $6.50 by January 25, 2010

As at February 29, 2012, the privately held company had not made the subscriptions for the additional shares. The Company anticipates further negotiations with the private company with regard to the time periods in which rights to purchase additional shares may be exercised.

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Klondike Star Mineral Corporation (hereinafter "the Company") is engaged in mineral exploration in the Yukon Territory, Canada.  The Company was incorporated in 1999 under the laws of the State of Delaware. The Company was also registered in the Yukon Territory, Canada effective June 22, 2004.  The Company maintains its head office in Whitehorse, Yukon Territory, Canada.

The Company has a wholly owned subsidiary, Klondike Star Canada Inc. (“Klondike Star Canada”) which is inactive.

Unaudited Interim Consolidated Financial Statements

The unaudited interim financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended February 29, 2012, included in the Company’s Registration Statement on Form F-4, filed with the SEC. The interim unaudited financial statements should be read in conjunction with those financial statements included in Form F-4. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine month period ended November 30, 2012, are not necessarily indicative of the results that may be expected for the year ending February 29, 2013.

NOTE 2 – PLACER GOLD

The Company owns 1 kilogram of placer gold. The gold is currently being held by two debt holders as security against their loans (Note 5).

NOTE 3 – MINERAL PROPERTY

The Company holds a 55% beneficial interest in a group of mining claims located between Eldorado Creek and Upper Bonanza Creek in the Yukon Territory (the “Property”).

On June 6, 2011, the Company entered into an option agreement (the “Agreement”) with Klondike Gold Corp (“Klondike Gold”), the beneficial owner of 45% of the claims, and Lonestar Gold Inc. (“Lonestar Gold”) to grant Lonestar a 100% interest in the Property in 3 separate stages.

A summary of the conditions that needs to be fulfilled by Lonestar in order to exercise the option is as follows:

First stage (acquisition of 50% interest, completed):

•

Issue 4,000,000 common shares.

•

Incur $750,000 in expenditures on the Property prior to August 31, 2012.

•

Incur an additional $2,000,000 in expenditures prior to May 30, 2013.

•

Issue on/before May 30, 2013 an additional number of common shares to Klondike Gold and the Company equal to the number of shares issued for each equity financing conducted by Lonestar for the purpose of raising funds to carry out the minimum required work commitments for the period ending May 30, 2013.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

Second stage (acquisition of an additional 25% interest):

•

Incur an additional $15,000,000 in expenditures on or before May 30, 2014.

•

Issue on/before May 30, 2014, an additional number of common shares to Klondike Gold and the Company equal to the number of shares issued for each equity financing conducted by Lonestar for the purpose of raising funds to carry out the minimum required work commitments for the period ending May 30, 2014.

•

Incur an additional $8,000,000 in expenditures on or before December 31, 2014.

•

Issue on/before December 31, 2014, an additional number of common shares to Klondike Gold and the Company equal to the number of shares issued for each equity financing conducted by Lonestar for the purpose of raising funds to carry out the minimum required work commitments for the period ending December 31, 2014.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

Third stage (acquisition of an additional 25% interest):

•

Complete a bankable feasibility study on or before December 31, 2014.

•

Payment in cash/shares an amount calculated by multiplying the number of total proven troy ounces of gold identified by the gold price factor.

•

Maintain the property in good standing during the period by paying all applicable payments and taxes.

NOTE 4 – RELATED PARTY TRANSACTIONS

The following amounts were due to related parties at November 30, 2012 and February 29, 2012:

Amounts due are unsecured, due on demand and bear no interest.

During the nine months ended November 30, 2012, the Company incurred directors fees of $90,000 to the President of the Company (2011-$90,000), $45,000 to the former President of the Company (2011-$45,000) and $45,000 to a director of the Company (2011-$45,000).

During the nine months ended November 30, 2011, the Company issued shares to the following related parties in settlement of debt (Note 6):

•

3,579,100 common shares to its President in settlement of debt of $178,955;

•

6,436,300 common shares to its former President in settlement of debt of $321,815; and

•

3,000,000 common shares to a director in settlement of debt of $150,000.

A gain on debt settlement of $520,616 was realized with the settlement and has been included in additional paid in capital.

NOTE 5 – ADVANCE PAYABLE

As at November 30, 2012 and February 29, 2012, the Company owed $500,000 in advances payable to two shareholders.  The advance is non interest bearing, due on demand and partially secured against the Company’s placer gold holdings.

NOTE 6 – COMMON STOCK

During the nine months ended November 30, 2011, the Company issued 427,750 common shares and converted 2,000,000 Series A Preferred Stock for 2,000,000 common shares in settlement of debt of $353,500. The fair value of the common shares was $24,278, resulting in a gain on debt settlement of $329,222.

As at November 30, 2012, the Company did not have any options or share purchase warrants outstanding.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

In 2008, a former officer filed a lawsuit in the Yukon Territories against the Company for unpaid wages. The estimated outcome of this litigation is unknown and cannot be reliably estimated at this time.

As at February 29, 2012, a claim which was brought against the Company for unpaid wages for an unspecified amount of damages is also outstanding. The Company has filed a counterclaim for an unspecified amount. The outcome of this litigation is unknown and cannot be reliably estimated at this time.

In October 2004, the Company entered into an agreement with a privately held company, which received the first right of refusal to purchase the majority of gold produced by the Company from the Klondike Mining District at a 2% discount from the LME spot price. The right of first refusal is subject to the Company proceeding through exploration, pre-feasibility, final feasibility and building of a producing mine on mineral claims in the Klondike Mining District. In consideration for such rights, the privately held company purchased 1,000,000 shares of the Company’s common stock at $2.50 per share on February 27, 2007.

FORWARD-LOOKING STATEMENTS

Certain items contained in this Offer to Exchange may constitute “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements.  All statements in this Offer to Exchange, other than those relating to historical information or current conditions, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Klondike Gold’s control, which could cause actual results to differ materially from such statements.  Risks and uncertainties relating to the proposed transaction with Klondike Star shareholders include, but are not limited to: Klondike Star shareholder's willingness to accept Klondike Gold’s exchange offer and complete Letters of Transmittal and acceptance of the offer; uncertainty as to the satisfaction of all of the Conditions of the Offer and Klondike Gold accepting the shares tender for exchange; uncertainty as to the actual premium that will be realized by Klondike Star shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of Klondike Gold following completion of the proposed transaction; the uncertainty of Klondike Gold’s acceptance by the equity markets following the transaction and the ability to raise further equity financing for the development of the properties and administration of the Company.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Exchange and elsewhere. Any forward-looking statements made in this Offer to Exchange are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Klondike Gold will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Klondike Gold or its business or operations.  Except to the extent required by applicable law, Klondike Gold undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

LEGAL MATTERS

Before this registration statement becomes effective, Parsons/Burnett/Bjordahl/Hume, LLP, of Bellevue, Washington, will provide an opinion regarding the validity of the shares of KG common stock to be issued pursuant to the offer.

MISCELLANEOUS

The offer is being made solely by this Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Klondike Star common stock.  Klondike Gold is not aware of any State within the United States where the making of the offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with the laws of such State.  If Klondike Gold becomes aware of any State in which the making of the offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with applicable law, Klondike Gold will make a good faith effort to comply with any such law.  If, after such good faith effort, Klondike Gold cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Klondike Star common stock in such State.  In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Klondike Gold by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

IF YOU WOULD LIKE TO REQUEST ADDITIONAL DOCUMENTS FROM KLONDIKE GOLD, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN [*], OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF KLONDIKE GOLD’S OFFER.  If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF KLONDIKE STAR COMMON STOCK TO KLONDIKE GOLD’S OFFER. KLONDIKE GOLD HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS OFFER TO EXCHANGE.  THIS OFFER TO EXCHANGE IS DATED [*]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS OFFER TO EXCHANGE TO SHAREHOLDERS NOR

THE ISSUANCE OF SHARES OF KLONDIKE GOLD COMMON STOCK IN KLONDIKE GOLD’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF KLONDIKE GOLD

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Klondike Gold are set forth below. References in this Schedule I to “Klondike Gold” mean Klondike Gold Corp.  Unless otherwise indicated below, the current business address of each director and officer is c/o Klondike Gold Corp., 711-675 West Hastings Street, Vancouver, British Columbia, Canada V6B 1N2.  Unless otherwise indicated below, the current business telephone of each director and officer is (604) 685-2222.  Where no date is shown, the individual has occupied the position indicated for the past five years.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Klondike Gold.  Except as described in this Schedule I, none of the directors and officers of Klondike Gold listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Klondike Gold Directors:

Erich Rauguth

Mr.  Rauguth has lived and worked in the Klondike Gold fields for over 40 years and is intimately familiar with the Yukon terrain and climate. He has over 35 years of "hands on" exploration and mining experience in North, Central and South America. Over the last 27 years Mr. Rauguth held senior consulting and management positions in several mineral resource companies and is well acquainted with all aspects of the domestic and international mining industry.

Richard Hughes

Mr. Hughes is Chairman of Klondike Gold Corp. and Chairman, President and Director of various mining, exploration and development companies.

Alan Campbell

Mr. Campbell is a consultant advising public companies on corporate finance and shareholder communication issues and Director and Officer of various mining and exploration companies.

Manfred Peschke

Mr. Peschke has lived for more than 45 years in the Yukon where he has worked in senior positions in finance and accounting with mining and service companies. He has operated his own management consulting business since 1979 and served as Comptroller for the Northern Commercial Companies Caterpillar Dealership (later Finning Tractor). In the 1980’s he also served as Managing Director for Cogasa Mining Corporation, at that time the largest producing placer mine in the Yukon, and as Director of Carson Gold Corp. (VSE) (later Diamond Fields) during the time when the Company moved to South America. Mr. Peschke served as President and Chairman of Infinito Gold, formally Vanessa Ventures Ltd. (TSX), where he is still a Director.

Steven Chan

Mr. Chan is a corporate communications officer with a management consulting firm and a director of a number of public companies involved in the exploration and development of mineral properties. Mr. Chan was formerly Vice-President of Cambridge House International Inc. where he significantly contributed to the success of Canada's leading resource industry investment conference company.

Executive Officers:

Erich Rauguth

-

President and CEO

Richard Hughes

-

Chairman of the Board

Alan Campbell

-

CFO

John-Mark Campbell

-

Corporate Secretary

The Exchange Agent for the Offer is:

Signature Stock Transfer, Inc.

By Mail:	By Overnight Courier or By Hand:

Signature Stock Transfer, Inc.	Signature Stock Transfer, Inc.
2632 Coachlight Court	2632 Coachlight Court
Plano, TX 75093-3850	Plano, TX 75093-3850

By Facsimile:

 (972) 612-4122

Any questions or requests for assistance may be directed to the Information Agent or the dealer managers at their respective addresses or telephone numbers set forth below.  Additional copies of this Offer to Exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below.  Holders of shares of Klondike Star common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

James B. Parsons

Parsons/Burnett/Bjordahl/Hume, LLP

1850 Skyline Tower

10900 NE 4th St.

Bellevue, WA  98004

425-451-8036 (phone)

425-451-8568 (fax)

jparsons@pblaw.biz

Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver an Offer to Exchange.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.  Indemnification of Directors and Officers.

The Business Corporation Act (British Columbia) (“BCBCA”) provides that a company may do one or both of the following:

(a)

indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable; or

(b)

after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under the BCBCA:

-

an "eligible party", in relation to a company, means an individual who:

•

Is or was a director or officer of the company;

•

Is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or

•

At the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

-

an “eligible proceeding” is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.  A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

-

an "eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•

If the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

If the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

If, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•

In the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•

Order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•

Order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•

Order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•

Order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•

Make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide, that, subject to the BCBCA, the registrant must indemnify a director, officer, former director or officer or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable.  Pursuant to the Registrant’s articles, each director, former director and officer, alternate director and officer is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA and the Registrant’s articles, and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 12.  Exhibits and Financial Statement Schedules

Exhibit Number	Document Description
3.1	Articles of Incorporation
5.1	Opinion of Parsons/Burnett/Bjordhal/Hume, LLP
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients
99.4	Exchange Offer

Item 22.  Undertakings

(a)

The undersigned registrant hereby undertakes as follows:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to rule 424(b) promulgated under the Securities Act if, in the aggregate the changes in volume and price represent no more than a 205 change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on February 6, 2013.

KLONDIKE GOLD CORP.

/s/ Erich Rauguth

/s/ Alan Campbell

Erich Rauguth, President CEO

Alan Campbell, CFO

Pursuant to the requirements of the securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Erich Rauguth

/s/ Richard Hughes

Erich Rauguth, President CEO, Director

Richard Hughes, Chairman of the Board

/s/ Alan Campbell

/s/ Manfred Peschke

Alan Campbell, CFO, Director

Manfred Peschke, Director

/s/ Steven Chan

Steven Chan, Director